EXHIBIT 99.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

Among

UNITED ONLINE, INC.,

MARINER ACQUISITION CORP.

and

CLASSMATES ONLINE, INC.

Dated as of October 23, 2004

i

INDEX OF DEFINED TERMS

Term	Section Reference
1999 Stock Plan	2.3(b)
2004 Stock Plan	2.3(b)
Acquired Companies	9.12
Acquired Company Agreements	2.18
Acquired Company Permits	2.8(a)
Acquisition Proposal	4.2(f)(i)
Affiliate	9.12
Agreement	Preamble
Ancillary Agreements	2.4
Articles of Merger	1.3
Assumed Option	1.8(e)
Audited Financial Statements	2.6(a)
Balance Sheet Date	2.6(a)
Basket Amount	7.2(c)
Business Day	9.12
Certificate	9.12
Change	9.12
Change of Recommendation	4.2(b)(iii)
Closing	1.3
Closing Date	1.3
Closing Deadline	8.1(b)
COBRA	9.12
Code	9.12
Common Share Number	9.12
Company	Preamble
Company Board	Recitals
Company Business	2.14(a)(i)
Company Capital Stock	9.12
Company Charter	2.1
Company Charter Documents	2.1

Term	Section Reference
Company Common Stock	9.12
Company Common Warrant	9.12
Company Disclosure Schedule	Article II
Company Employee Plan	9.12
Company Indemnified Parties	5.12(a)
Company Intellectual Property Rights	2.14(a)(ii)
Company Preferred A Stock	9.12
Company Preferred B Stock	9.12
Company Preferred C Stock	9.12
Company Preferred D Stock	9.12
Company Preferred Stock	9.12
Company Preferred Warrant	9.12
Company Registered Intellectual Property Rights	2.14(g)
Company Shareholder	9.12
Company Stock Option	9.12
Company Stock Option Plans	2.3(b)
Company Subsidiary	2.2(a)
Company Warrant	9.12
Confidential Information	2.14(a)(v)
Confidentiality Agreement	5.4
Consent Notice	1.7(c)
Consents	1.7(a)
Continuing Employees	5.11
Contract	9.12
Copyrights	2.14(a)(iii)
Covered Event	7.2(a)
Covered Events	7.2(a)
Covered Parties	7.2(a)
D&O Tail Policy	5.12(b)
Defense Fund	1.8(b)(i)
Dispute	9.9(b)
Dissenting Shareholder	1.9(b)
Dissenting Shares	1.9(a)
DOJ	5.8
DOL	9.12
Domain Name Rights	2.14(a)(iii)
Effective Time	1.3
Employee	9.12
Employee Agreement	9.12
Environmental Claim	2.13
Environmental Laws	2.13
ERISA	9.12
ERISA Affiliate	9.12
Escrow Agent	1.8(b)(i)
Escrow Cash	1.8(b)(i)
Escrow Contributors	9.12
Escrow Fund	1.8(b)(i)
Excess Contract Amount	7.2(a)
Financial Statements	2.6(a)
FIRPTA Certificate	5.13
FMLA	9.12
FTC	5.8

v

Term	Section Reference
GAAP	9.12
Governmental Body	9.12
Hazardous Materials	2.13
HSR Act	9.12
Indebtedness	9.12
Indemnity Claim	9.12
Information Statement	2.9
Insurance Policies	2.19
Intellectual Property Rights	2.14(a)(iii)
International Employee Plan	9.12
Inventions	2.14(a)(v)
IRS	9.12
Key Employee	9.12
Knowledge	9.12
Leased Real Property	2.16
Leases	2.16
Legal Requirement	9.12
Lien	9.12
Liquidation Amount	9.12
Loss	7.2(a)
Losses	7.2(a)
Material Adverse Effect	9.12
Merger	Recitals
Merger Cash	9.12
Merger Sub	Preamble
Merger Sub Common Stock	1.8(g)
Multiemployer Plan	9.12
Offering Memorandum	9.12
One Year Escrow Termination Time	7.1
One Year Perfected Claim	1.8(b)(ii)a)
Option and Warrant Exercise Proceeds	9.12
Option Exchange Ratio	9.12
Option Shares	9.12
Ordinary Course of Business	9.12
Organizational Documents	9.12
Parent	Preamble
Parent Common Stock	9.12
Parent Stock Price	9.12
Parties	Preamble
Party	Preamble
Patent Rights	2.14(a)(iii)
Payment Agent	1.10(a)

Term	Section Reference
Payment Agent Agreement	1.10(a)
Pension Plan	9.12
Per Share Stock Price	9.12
Permitted Action	4.1
Permitted Lien	9.12
Person	9.12
Policy Beneficiaries	5.12(b)
Procedures Schedule	1.10(c)
Purchase Price	9.12
Recommendation/Termination Notice	4.2(b)(iii)
Registered Intellectual Property Rights	2.14(a)(iv)
Representatives	4.2(a)
Required Shareholder Approval	1.7(a)
Restricted	9.12
Returns	2.10(b)(i)
S-8 Filing	5.1
Share	Recitals
Shareholder Meeting	2.9
Shareholder Representative	7.3(a)
Special Damages	7.2(c)
Superior Proposal	4.2(f)(ii)
Supporting Shareholder	9.12
Surviving Corporation	1.2
Tax	2.10(a)
Taxes	2.10(a)
Technology	2.14(a)(v)
Termination Decision	4.2(b)(iii)
Trade Secret Rights	2.14(a)(iii)
Trademark Rights	2.14(a)(iii)
Trademarks	2.14(a)(v)
Transaction Agreements	9.12
Transaction Expense Excess Amount	9.12
Transaction Expenses	9.12
Transaction Related Expenses	9.12
Transactions	9.12
Two Year Escrow Termination Time	7.1
Two Year Indemnity Claims	7.2(c)
Two Year Perfected Claim	1.8(b)(iii)a)
Unaudited Financial Statements	2.6
Unrestricted	9.12
Unvested Company Stock Option	9.12
Vest	9.12

Term	Section Reference
Vested	9.12
Vested Company Stock Option	9.12
Vesting	9.12
Voting Agreements and Irrevocable Proxies	Recitals
WARN Act	2.12(i)
WBCA	9.12
Works of Authorship	2.14(a)(v)

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of October 23, 2004, among United Online, Inc., a Delaware corporation (“Parent”), Mariner Acquisition Corp., a Washington corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Classmates Online, Inc., a Washington corporation (the “Company”).  Parent, the Company, and Merger Sub are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the Board of Directors of the Company (the “Company Board”) has: (i) approved, and deems it advisable and in the best interests of the Company Shareholders that the Company consummate, the Transactions, including the acquisition of the Company by Parent in the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement; and (ii) adopted this Agreement and the Transaction Agreements to which the Company is a party, in accordance with the WBCA, as applicable, and upon the terms and subject to the conditions set forth herein and therein;

WHEREAS, the Board of Directors of each of Parent and Merger Sub has: (i) approved, and deems it advisable and in the best interests of the Parent and Merger Sub shareholders that the Parent and Merger Sub consummate the Transactions, including the acquisition of the Company by Parent in the Merger, upon the terms and subject to the conditions set forth in this Agreement; and (ii) adopted this Agreement and the Transaction Agreements, in accordance with the WBCA, as applicable, and upon the terms and subject to the conditions set forth herein and therein;

WHEREAS, the Company Board has unanimously determined that the consideration to be paid for each share of issued and outstanding capital stock of the Company (any share of capital stock of the Company, a “Share”) in the Merger is fair to and in the best interests of the Company and the Company Shareholders and has recommended that the Company Shareholders approve this Agreement and the Company’s consummation of the Transactions, including the Merger, and adopt this Agreement, upon the terms and subject to the conditions set forth herein;

WHEREAS, as a condition and inducement to Parent to enter into this Agreement and incur the obligations set forth herein, concurrently with the execution and delivery of this Agreement the Supporting Shareholders have, as their own independent acts and with no inducement by Company to do so, entered into Voting Agreements and Irrevocable Proxies in the form of Exhibit A attached hereto (the “Voting Agreements and Irrevocable Proxies”), pursuant to which each such Supporting Shareholder has agreed to vote Shares (including by written consent) held by such Supporting Shareholder in favor of approval of this Agreement, including the Merger; and

WHEREAS, as a condition and inducement to Parent to enter into this Agreement and incur the obligations set forth herein, concurrently with the execution and delivery of this Agreement certain Company Shareholders of the Company have, as their own independent acts and with no inducement by Company to do so, entered into Non-Competition Agreements in the form attached hereto as Exhibit B with Parent, which agreements shall become effective upon consummation of the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
THE MERGER

1.1                                 Definitions; References.  Terms are defined in the text of this Agreement and in Section 9.12, and are indexed in the Index of Defined Terms.  Terms defined in this Agreement in the singular have a correlative meaning when used in the plural and vice versa.  Unless otherwise indicated, references in this Agreement to Articles, Sections, subsections, Exhibits and Schedules are to Articles, Sections, subsections, Exhibits and Schedules of this Agreement.

1.2                                 The Merger.  At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the WBCA, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation.  The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”  The Merger shall have the effects set forth in this Agreement and in Section 23B.11.060 of the WBCA.

1.3                                 Effective Time; Closing.  Subject to the provisions of this Agreement, the Parties shall cause the Merger to be consummated by filing Articles of Merger with the Secretary of State of the State of Washington in the form attached hereto as Exhibit C (the “Articles of Merger”) (the time of such filing, or such later time as may be agreed in writing by the Company and Parent and specified in the Articles of Merger, being the “Effective Time”) as soon as practicable on or after the Closing Date (as herein defined).  Immediately prior to the filing of the Articles of Merger, a closing (the “Closing”) shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 701 Fifth Avenue, Seattle, Washington or at such other location as the Parties may agree.  The date on which the Closing shall occur is referred to herein as the “Closing Date.”

1.4                                 Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the WBCA.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, immunities, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.5                                 Articles of Incorporation; Bylaws.

(a)                                  The articles of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated in their entirety, subject to Section 5.12, to read as set forth on Exhibit D hereto, and, as so amended, such articles of incorporation shall be the articles of incorporation of the Surviving Corporation.

(b)                                 The bylaws of the Company as in effect immediately prior to the Effective Time shall be amended in their entirety, subject to Section 5.12, to read as set forth on Exhibit E hereto, and, as so amended, such bylaws shall be the bylaws of the Surviving Corporation.

1.6                                 Directors and Officers.  The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified in accordance with the Surviving Corporation’s articles of incorporation and bylaws.  The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed in accordance with the Surviving Corporation’s articles of incorporation and bylaws.

1.7                                 Shareholder Consent.

(a)                                  In order to consummate the Merger and effect the other Transactions, promptly following execution of this Agreement the Company shall submit a written consent, the form of which is attached hereto as Exhibit F, to the Supporting Shareholders to approve the Company’s execution of this Agreement and consummation of the Merger and the other Transactions contemplated hereby to which the Company is a party (the “Required Shareholder Approval”).  Such Company Shareholder approval will become effective and irrevocable upon delivery to the Company of valid affirmative consents (the “Consents”) from Company Shareholders holding not less than (a) two-thirds of the outstanding shares of Company Common Stock, Company Preferred A Stock, Company Preferred B Stock, Company Preferred C Stock and Company Preferred D Stock, voting together as one class and (b) unless the Agreement, the Merger and the other Transactions contemplated hereby are approved by a Supermajority (as defined in the Company Charter) of Company Board, the holders of a majority of the outstanding shares of Company Preferred A Stock, Company Preferred B Stock, Company Preferred C Stock and Company Preferred D Stock, voting together as one class.  Subject to Section 4.2, the Company shall use its commercially reasonable efforts to obtain validly executed Consents from all of the Supporting Shareholders and such other Company Shareholders as desired by the Company promptly after delivery of the Consents.  The Company shall include with each submission to Company Shareholders, including Supporting Shareholders, together with the Information Statement, the recommendation of the Company Board that the Company

Shareholders approve the Agreement, the Merger, and the other Transactions contemplated hereby to which the Company is a party, which recommendation the Company Board shall not withdraw or modify except as set forth in Section 4.2.  The Company shall take all other commercially reasonable actions, subject to the fiduciary obligations of the Company Board, to ensure that the Required Shareholder Approval is obtained in accordance with all applicable laws and the Company’s articles of incorporation and bylaws, as applicable, including, if necessary, soliciting Consents from additional Company Shareholders.  Parent shall provide such information about Parent for inclusion in the Information Statement as the Company shall reasonably request.

(b)                                 The Company shall notify Parent promptly, and in any event within one (1) day, of its receipt of Consents sufficient to effect the Required Shareholder Approval.  For purposes of this Section 1.7(b), notice by telephone or electronic mail delivered to Parent’s outside counsel will constitute valid notice.  The Company shall ensure that the solicitation of Consents is conducted in accordance with all applicable laws and the Company’s articles of incorporation and bylaws, as applicable.

(c)                                  Promptly, and in any event within two (2) Business Days, after receipt of the Required Shareholder Approval, the Company shall provide notice of such approval to those Shareholders who have not consented and such other persons as required under applicable law (the “Consent Notice”).  Such notice shall comply with Chapters 23B.07 of the WBCA, shall include a copy of Chapter 23B.13 of the WBCA, and shall otherwise comply as to form in all material respects with the provisions of the WBCA and other applicable law.

1.8                                 Effect on Capital Stock.  Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities, the following shall occur:

(a)                                  Conversion of Company Capital Stock.  Each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time, other than any Dissenting Shares and any shares of Company Capital Stock to be canceled pursuant to Section 1.8(c), will be canceled and extinguished and automatically converted, subject to the conditions set forth below and throughout this Agreement, including the escrow provisions set forth in Article VII, into the right to receive, upon surrender of the Certificate representing such share of Company Capital Stock in the manner provided in Section 1.10 (or in the case of a lost, stolen or destroyed Certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.12), an amount of cash as set forth below:

(i)                                     Company Preferred Stock.  Each share of Company Preferred Stock shall convert into an amount of cash (with the aggregate amount payable to any holder of Company Preferred Stock rounded to the nearest whole cent) equal to the Liquidation Amount with respect to such share of Company Preferred Stock; and

(ii)                                  Company Common Stock.  Each share of Company Common Stock shall convert into an amount of cash (with the aggregate amount payable to any holder of Company Common Stock rounded to the nearest whole cent) equal to the Per Share Stock Price.

(b)                                 Escrow Fund; Defense Fund.

(i)                                     Deposit of Funds.  An amount of Merger Cash equal to the sum of (i) ten percent (10%) of the Purchase Price (the “Escrow Fund”) and (ii) $250,000 (the “Defense Fund”) will be deducted from the amount of Merger Cash that would otherwise be distributed to the Escrow Contributors pursuant to this Section 1.8 and will, without any act of the Escrow Contributors, be deposited with U.S. Bank, Inc. (the “Escrow Agent”) such deposit to be governed by the terms of the Escrow Agreement (such Merger Cash constituting the Escrow Fund and the Defense Fund, the “Escrow Cash”).  The portion of the Escrow Cash constituting the Escrow Fund and the Defense Fund shall be in proportion to the aggregate Merger Cash which such Escrow Contributor would otherwise be entitled to receive.  At the Effective Time, and subject to and in accordance with the provisions of Section 7.2, Parent shall cause to be distributed to the Escrow Agent a wire transfer in the aggregate amount of the Escrow Cash.  Such amount constituting the Escrow Fund and the Defense Fund pursuant to this Section 1.8 as increased or reduced by any disbursements shall: (i) be subject to the terms of the Escrow Agreement; (ii) in the case of the Escrow Fund only, be available to compensate Parent pursuant to the indemnification rights set forth in the provisions of Article VII; and (iii) not be assignable or transferable unless and until released pursuant to the terms of the Escrow Agreement and this Agreement.  As provided by the Escrow Agreement, the Escrow Cash deposited in the Defense Fund shall be available to the Shareholder Representative for reimbursement of its fees and expenses.

(ii)                                  First Disposition of Escrow Fund.

a)                                      The Parties agree that promptly following the One Year Escrow Termination Time, the Escrow Agent shall distribute to the Payment Agent for distribution to the Escrow Contributors an amount of cash equal to (i) the amount by which the aggregate amount of cash then constituting the Escrow Fund exceeds five (5%) percent of the Purchase Price minus (ii) an aggregate amount of cash necessary to satisfy each Indemnity Claim as to which the Parent has delivered a notice to the Escrow Agent and the Shareholder Representative in accordance with the Escrow Agreement prior to the One Year Escrow Termination Time (each, a “One Year Perfected Claim”).

b)                                     Following the One Year Escrow Termination Time, upon the resolution of each One Year Perfected Claim, the Escrow Agent shall distribute to the Payment Agent for distribution to the Escrow Contributors an amount of cash equal to the amount retained in the Escrow Fund in respect of such claim that has not (or will not) be distributed to the Parent pursuant to the terms of such resolution.

(iii)                               Final Disposition of Escrow Fund.

a)                                      The Parties further agree that at the Two Year Escrow Termination Time, the Escrow Agent shall distribute to the Payment Agent for distribution to the Escrow Contributors, all remaining amounts constituting the Escrow Fund, less an aggregate amount of cash necessary to satisfy each Two Year Indemnity Claim as to which the Parent has delivered a notice to the Escrow Agent and the Shareholder Representative prior to the Two Year Escrow Termination Time in accordance with this Agreement (each, a “Two Year Perfected Claim”) and any One Year Perfected Claim.

b)                                     Following the Two Year Escrow Termination Time, upon the resolution of each outstanding One Year Perfected Claim and Two Year Perfected Claim, the Escrow Agent shall distribute to the Payment Agent for distribution to the Escrow Contributors any amounts in respect thereof that have not otherwise been distributed to the Parent pursuant the terms of such resolution.

(c)                                  Cancellation of Parent-Owned Stock.  Each share of Company Capital Stock held by the Company or owned by Merger Sub, Parent or any direct or indirect wholly-owned subsidiary of the Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

(d)                                 Vested Stock Options.  The holder of each Vested Company Stock Option will be entitled to receive upon exercise thereof and, except in the event of a net exercise, payment of the exercise price, subject to the escrow provisions of Section 1.8(b), an amount of cash equal to the amount that would have been payable with respect to the number of shares of Company Capital Stock underlying such Vested Company Stock Option pursuant to Section 1.8(a) less Tax withholdings, if any, and, in the event of a net exercise, less the exercise price payable in respect of such Vested Company Stock Option.

(e)                                  Unvested Stock Options.  Effective as of the Effective Time, each Unvested Company Stock Option will be assumed by Parent and converted into an option to purchase Parent Common Stock (each, an “Assumed Option”).  Each Assumed Option will continue to have, and be subject to, equivalent principal terms and conditions as provided in the respective Company Stock Plan and option agreement governing the Unvested Company Stock Option it replaced, as in effect immediately prior to the Effective Time (including vesting schedules and vesting commencement dates), except that:

(i)                                     Shares Issuable Upon Exercise.  Each Assumed Option will be exercisable for that number of whole shares of Parent Common Stock equal to the product (rounded to the nearest whole share, or with respect to an Assumed Option that is intended to be an incentive stock option under Code Section 422, rounded down to the nearest whole share) of (1) the number of shares of Company Common Stock that were issuable upon exercise of such Unvested Company Stock Option immediately prior to the Effective Time, and (2) the Option Exchange Ratio.

(ii)                                  New Exercise Price.  The per share exercise price for the shares of Parent Common Stock issuable upon exercise of each Assumed Option will be equal to the quotient (rounded to the nearest whole cent, or with respect to an Assumed Option that is intended to be an incentive stock option under Code Section 422, rounded up to the nearest whole cent) determined by dividing (X) the exercise price per share of Company Common Stock at which such option was exercisable immediately prior to the Effective Time by (Y) the Option Exchange Ratio.

(iii)                               Continued Treatment as Incentive Stock Options.  It is the intention of the Parties that the Unvested Company Stock Options so assumed by Parent hereunder qualify, to the maximum extent permissible, following the Effective Time as “incentive stock options” as defined in Section 422 of the Code to the extent such options qualified as incentive stock options prior to the Effective Time.

(f)                                    Warrants.  Company Warrants will be deemed net exercised immediately prior to the Effective Time and the holder of each Company Warrant will be entitled to receive, subject to the escrow provisions of Section 1.8(b), an amount of cash equal to the amount that would have been payable with respect to the number of shares of Company Capital Stock underlying such Company Warrant pursuant to Section 1.8(a), less the exercise price payable in respect of such Company Warrant.

(g)                                 Capital Stock of Merger Sub.  Each share of common stock, $0.001 par value per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, $0.001 par value per share, of the Surviving Corporation.  Each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

1.9                                 Dissenting Shares.

(a)                                  Notwithstanding any other provision of this Agreement to the contrary, shares of Company Capital Stock that have not been voted in favor of adoption of this Agreement and with respect to which a demand for payment and appraisal have been properly made in accordance with Chapter 23B.13 of the WBCA (“Dissenting Shares”), will not be converted into the right to receive the Merger Cash otherwise payable with respect to such shares of Company Capital Stock after the Effective Time but will be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the WBCA.

(b)                                 If a holder of Dissenting Shares (a “Dissenting Shareholder”) withdraws such holder’s demand for such payment and appraisal or becomes ineligible for such payment and appraisal then, as of the Effective Time or the occurrence of such event of withdrawal or ineligibility, whichever last occurs, such holder’s Dissenting Shares will cease to be Dissenting Shares and will be converted into the right to receive, and will be exchangeable for, the Merger

Cash into which such Dissenting Shares would have been converted pursuant to Section 1.8(a), subject to the escrow provisions described in Section 1.8(b) and Article VII of this Agreement.

(c)                                  The Company will give Parent prompt, and in any event within three (3) Business Days, notice of any notices of intent to demand payment with respect to any shares of Company Capital Stock, attempted withdrawals of such notices and any other instruments served pursuant to the WBCA and received by the Company relating to dissenters’ rights, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demand.  The Company agrees that, except with the prior written consent of Parent, or as required under the WBCA, it will not voluntarily make any payment with respect to, or settle or offer or agree to settle, any such demand for appraisal.  Each Dissenting Shareholder who, pursuant to Chapter 23B.13 of Washington, becomes entitled to payment of the value of the Dissenting Shares will receive payment therefor (but only after the value therefor has been agreed upon or finally determined pursuant to such provisions), subject to the escrow provisions described in Section 1.8 and Article VII of this Agreement.

1.10                           Deposit of Funds with Payment Agent; Payment Procedures.

(a)                                  Payment Agent.  Parent shall select a bank or trust company reasonably acceptable to the Company to act as the payment agent (the “Payment Agent”) in the Merger and promptly following the date of this Agreement, the Parties shall mutually agree to a payment agent agreement (the “Payment Agent Agreement”) with such selected bank or trust company.

(b)                                 Parent to Provide Merger Cash.  Immediately prior to the Closing, Parent shall make available to the Payment Agent for payment in accordance with this Article I, the Merger Cash payable pursuant to Section 1.8 (subject to the escrow provisions of Section 1.8(b)).

(c)                                  Procedures for Payments to Security Holders.  The Parties shall, and shall instruct the Payment Agent to, perform and comply with the mutually acceptable payment and exercise procedures that will be attached to the Payment Agent Agreement (the “Procedures Schedule”).

(d)                                 No Interest With Respect to Unexchanged Shares.  No interest shall accrue on the Merger Cash payable with respect to any unsurrendered Certificates, unexercised Vested Company Stock Options or Company Warrants.  Following surrender of any such Certificates, Vested Company Stock Options or Company Warrants, the Payment Agent shall deliver to the holders thereof, in exchange therefor, without interest, the Merger Cash payable pursuant to Section 1.8(a) (subject to the escrow provisions of Section 1.8(b)).

(e)                                  Transfers of Ownership.  If Merger Cash is to be paid to a Person, other than the Person in whose name the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance and payment thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Persons requesting such exchange will have paid to Parent or any agent designated by it any transfer or other Taxes required by reason of payment of Merger Cash to any Person other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.

(f)                                    Required Withholding.  Each of the Payment Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement and the transactions contemplated hereby to any Person to whom Merger Cash shall be paid or payable such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign Tax law or under any other applicable Legal Requirement.  To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

(g)                                 No Liability.  Notwithstanding anything to the contrary in this Section 1.10, neither the Payment Agent, the Surviving Corporation nor any Party hereto shall be liable to a holder of Merger Cash or shares of Company Capital Stock, Vested Company Stock Options or Company Warrants for any amount properly paid to a public official or Government Body pursuant to any applicable abandoned property, escheat or similar law.

1.11                           No Further Ownership Rights in Company Securities.  All Merger Cash paid in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Capital Stock, Vested Company Stock Options and Company Warrants and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock, Vested Company Stock Options or Company Warrants which were outstanding immediately prior to the Effective Time.

1.12                           Lost, Stolen or Destroyed Certificates.  In the event that any Certificates shall have been lost, stolen or destroyed, the Payment Agent shall pay in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Cash into which the shares of Company Capital Stock represented by such Certificates were converted pursuant to Section 1.8; provided, however, that Parent may, in its discretion and as a condition precedent to the payment of such Merger Cash require the owner of such lost, stolen or destroyed Certificates to deliver an indemnity and, if requested, a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

1.13                           Taking of Necessary Action; Further Action.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the officers and directors of the Surviving Corporation will take all such lawful and necessary action.

1.14                           Tax Matters.  The Parties acknowledge and agree that the Merger will be a taxable transaction, and agree to report the Merger as a taxable transaction for all tax purposes.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub, subject to such exceptions as are specifically disclosed in writing in the Company’s disclosure schedule, dated as of the date hereof, and certified by a duly authorized officer of the Company (the “Company Disclosure Schedule”) which exceptions shall specifically identify a Section, subsection, paragraph or clause of a single Section or subsection hereof, as applicable, to which such exception relates, except where it is readily apparent that an exception with respect to one Section, subsection, paragraph or clause of a single Section or subsection also applies to another Section, subsection, paragraph or clause of a single Section or subsection, as follows:

2.1                                 Organization, Standing and Power.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington and has the requisite corporate power and authority and all material permits, authorizations, consents and approvals to own, license, lease and operate its properties, in the manner in which such properties are currently owned, licensed, leased and operated, and to carry on its business as now being conducted.  The Company is duly qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction where the character of its properties owned, licensed or leased by it or the business conducted or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on the Company.  The Company has delivered to Parent a true and correct copy of its articles of incorporation (the “Company Charter”) and bylaws (together with the Company Charter, the “Company Charter Documents”), each as amended to date and in full force and effect on the date hereof.  The Company is not in violation of any provisions of the Company Charter Documents.  Section 2.1 of the Company Disclosure Schedule sets forth as of the date hereof a list of the jurisdictions in which the Company is qualified to do business.

2.2                                 Subsidiaries.

(a)                                  Section 2.2(a)(i) of the Company Disclosure Schedule lists each corporation, limited liability company, partnership, association, joint venture or other business entity of which the Company owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of the members of the board of directors or similar governing body or with respect to which the Company has the power to direct the business and policies (each, a “Company Subsidiary”).  Section 2.2(a)(ii) of the Company Disclosure Schedule lists each corporation, limited liability company, partnership, association, joint venture or other business entity of which the Company owns, directly or indirectly, or has a right to acquire, any stock or other equity interest entitled to vote on the election of the members of the board of directors or similar governing body.  Except as set forth in Section 2.2(a)(iii) of the Company Disclosure Schedule, all of the outstanding shares of capital stock of or interests in each Company Subsidiary are owned of record and beneficially by the Company or another Company Subsidiary, free and clear of all rights of first refusal, pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever.  All outstanding shares of capital stock of each Company Subsidiary are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights or similar rights.  Except as set forth in Section 2.2(a)(iv) of the Company Disclosure Schedule, there are no options, warrants, calls, rights, commitments or Contracts of any character, written or oral, to which any Company Subsidiary is a party or by which it is bound obligating such Company Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, sold, repurchased or redeemed, any shares of the capital stock, partnership interests or similar ownership interests of the Company Subsidiary.

(b)                                 Each Company Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate (in the case of a Company Subsidiary that is a corporation) or other power and authority and all material permits, authorizations, consents and approvals to own, license, lease and operate its properties, in the manner in which such properties are currently owned, licensed, leased and operated, and to carry on its business as now being conducted.  Each Company Subsidiary is duly qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction where the character of its properties owned, licensed or leased by it or the business conducted or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on the Company.  The Company has delivered to Parent a true and complete copy of the Organizational Documents of each Company Subsidiary, each as amended to date and in full force and effect on the date hereof.  The Company Subsidiaries are not in violation of any provisions of their respective Organizational Documents.  Section 2.2(b) of the Company Disclosure Schedule sets forth as of the date hereof a list of the jurisdictions in which the Company Subsidiaries are qualified to do business.

2.3                                 Capital Structure.

(a)                                  The authorized capital stock of the Company consists of (i) one hundred forty million (140,000,000) shares of Company Common Stock, of which nine million six hundred twenty-five thousand three hundred fourteen (9,625,314) shares are issued and outstanding as of the date of this Agreement; and (ii) sixty million (60,000,000) shares of Company Preferred Stock, of which (1) three million (3,000,000) shares are designated as Company Preferred A Stock, of which three million (3,000,000) shares are issued and outstanding as of the date of this Agreement; (2) six million two hundred fourteen thousand six hundred ninety (6,214,690) shares are designated as Company Preferred B Stock, of which six million two hundred fourteen thousand six hundred ninety (6,214,690) shares are issued and outstanding as of the date of this Agreement; (3) two million seven hundred fifteen thousand (2,715,000) shares are designated as Company Preferred C Stock, of which nine hundred four thousand nine hundred seventy-seven (904,977) shares are issued and outstanding as of the date of this Agreement; and (4) two million nine hundred seventy thousand (2,970,000) shares are designated as Company Preferred D Stock, of which one million five hundred thirteen thousand thirty-three (1,513,033) shares are issued and outstanding as of the date of this Agreement.  There are no other outstanding shares of capital stock or voting securities of the Company as of the date of this Agreement.  No shares of Company Capital Stock are held in treasury by the Company.  All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive or similar rights.  As of the date of this Agreement, each issued and outstanding share of Company Preferred A Stock, Company Preferred B Stock and Company Preferred D Stock is convertible into one (1) share of Company Common Stock, and each issued and outstanding share of Series C Preferred Stock is convertible into 1.24858757 shares of Company Common Stock.  Section 2.3(a) of the Company Disclosure Schedule sets forth a complete list, as of the date of this Agreement, of (i) the name of all holders of Company Capital Stock, (ii) the number of shares held by each such holder, and (iii) whether any of such shares are Restricted and the Vesting of any such Restricted shares, including the extent to which any such Vesting has occurred as of the date hereof and whether (and to what extent) the Vesting will be accelerated by the transactions contemplated by this Agreement.  No claim has been made or, to the Knowledge of the Company, threatened to the Company asserting that any Person other than a Person listed on Section 2.3(a) of the Company Disclosure Schedule is the holder or beneficial owner of, or has the right to acquire beneficial ownership of, any securities (including options and warrants) of, or any other voting, equity or ownership interest in, the Company or that any person listed on Section 2.3(a) of the Company Disclosure Schedule is the holder or beneficial owner of, or has the right to acquire beneficial ownership of, other than the number and class of securities set forth on such schedules, any securities (including options and warrants) of, or any other voting, equity or ownership interest in, the Company.

(b)                                 All issued and outstanding Company Stock Options have been issued to Employees pursuant to the Company’s Amended and Restated 1999 Stock Plan (the “1999 Stock Plan”) or the Company’s 2004 Stock Plan (the “2004 Stock Plan” and together with the 1999 Plan, the “Company Stock Option Plans”).  The Company has reserved 8,873,952 shares of Company Common Stock for issuance pursuant to the 1999 Stock Plan, of which 6,410,705 shares are subject to outstanding Company Stock Options that are Vested as of the date of this Agreement, 1,984,693 shares are subject to outstanding Company Stock Options that are Unvested as of the date of this Agreement and no shares remain available as of the date of this Agreement for future grant pursuant to the 1999 Stock Plan.  The Company has reserved 2,076,048 shares of Company Common Stock for issuance pursuant to the 2004 Stock Plan, of which 45,990 shares are subject to outstanding Company Stock Options that are Vested as of the date of this Agreement, 443,853 shares are subject to outstanding Company Stock Options that are Unvested as of the date of this Agreement and 1,586,205 shares remain available as of the date of this Agreement for future grant pursuant to the 2004 Stock Plan.  Section 2.3(b) of the Company Disclosure Schedule sets forth for each Company Stock Option outstanding as of the date of this Agreement under each Company Stock Option Plan the name of the holder of such option, the number of shares of Company Common Stock subject to such option, the exercise price of such option, the date of grant of such option, the date of expiration of such option and the Vesting schedule for such option, including the extent Vested to date and whether the exercisability of such option by its terms is subject to acceleration (in whole or in part) due to the transactions contemplated by this Agreement or any event subsequent to the Merger.  As of the date of this Agreement, Company Warrants are issued and outstanding to acquire 890,467 shares of Company Preferred D Stock, and 968,087 shares of Company Common Stock.  Section 2.3(b) of the Company Disclosure Schedule sets forth for each outstanding Company Warrant as of the date of this Agreement, the name of the holder of such warrant, the exercise price for and number of shares of Company Preferred D Stock or Company Common Stock issuable, as the case may be, upon the exercise of such warrant, the expiration date of such warrant, the Vesting schedule, if any, for such warrant, including the extent Vested to date and whether the exercisability of such Company Warrant by its terms is subject to acceleration (in whole or in part) due to the transactions contemplated by this Agreement or any event subsequent to the Merger.

(c)                                  Except as set forth on Section 2.3(c) of the Company Disclosure Schedule and except for the Company Stock Options and the Company Warrants described in Section 2.3(b) of the Company Disclosure Schedule, there are no options, warrants, calls, rights, rights of first refusal, rights of negotiation, commitments, transactions or Contracts of any character, written or oral, to which Company is a party or by which it is bound as of the date of this Agreement obligating Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Company Capital Stock or obligating Company to grant, extend, accelerate the Vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or Contract.  As a result of the Merger and assuming that Parent is and remains the record and beneficial owner of all the shares of Merger Sub through the Effective Time, Parent will be the record and beneficial owner of all outstanding capital stock of the Surviving Corporation and there will be no outstanding rights to acquire capital stock of the Company other than any rights created by or through Parent.

(d)                                 All outstanding Company Capital Stock, Company Options, and Company Warrants were issued in compliance with all applicable federal and state securities laws.  The treatment of the Company Stock Options pursuant to this Agreement is permitted under the Company Stock Option Plans.

(e)                                  Except with respect to the Voting Agreements and Irrevocable Proxies, there are no voting trusts or other agreements or understandings to which any of the Acquired Companies, or, to the Knowledge of the Company, any Company Shareholder is a party with respect to the voting of the capital stock of any of the Acquired Companies.

(f)                                    The certificate delivered by the chief executive officer of the Company pursuant to Section 6.2(c)(ii) shall set forth, as of the Effective Time, complete and correct updates, if any, to the representations and warranties provided in Sections 2.3(a) and (b).

2.4                                 Authority; Board Approval.  The Board of Directors of the Company has unanimously (i) declared the Transactions, including the Merger advisable and fair to and in the best interest of the Company and its shareholders, (ii) approved the Merger, this Agreement and the Transaction Agreements to which it is a party in accordance with the WBCA, (iii) approved any other Contracts and instruments to be delivered pursuant hereto (the “Ancillary

Agreements”) to which it is a party, (iv) resolved to recommend the adoption of this Agreement by the Company Shareholders, (v) directed that this Agreement be submitted to the Company Shareholders for adoption and (vi) taken all corporate action required to be taken by the Company Board to adopt this Agreement and to authorize the consummation of the Merger and the other Transactions to which the Company is a party.  Such actions by the Company Board constitute approval by the Company of the Transactions (including the Merger) and the Transaction Agreements for all purposes under the WBCA.  No additional corporate proceedings on the part of the Company, including any vote of the Company Shareholders, are necessary to approve this Agreement or the other Transaction Agreements and authorize the consummation of the Merger and the other Transactions, other than the approval of Company Shareholders holding Shares representing not less than (a) two-thirds of the outstanding shares of Company Common Stock, Company Preferred A Stock, Company Preferred B Stock, Company Preferred C Stock and Company Preferred D Stock, voting together as one class and (b) unless the Agreement, the Merger and the other Transactions contemplated hereby are approved by a Supermajority (as defined in the Company Charter) of the Company Board, the holders of a majority of the outstanding shares of Company Preferred A Stock, Company Preferred B Stock, Company Preferred C Stock and Company Preferred D Stock, voting together as one class, are required to adopt this Agreement.  The Company has all requisite power and authority to enter into this Agreement, the Transaction Agreements to which it is a party and the Ancillary Agreements to which it is a party, and to consummate the Transactions contemplated hereby and thereby.  The execution and delivery by the Company of this Agreement, the Transaction Agreements to which it is a party and the Ancillary Agreements to which it is a party, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of the Company, subject to the filing of the Articles of Merger with the Secretary of State of the State of Washington.  This Agreement, the Transaction Agreements to which it is a party and the Ancillary Agreements to which it is a party, and that have been executed and delivered contemporaneously with this Agreement, have been duly executed and delivered by the Company.  Assuming the due authorization, execution and delivery by the other Parties hereto and thereto and the validity and binding effect hereof and thereof on the other Parties hereto and thereto, this Agreement, the Transaction Agreements to which it is a party and the Ancillary Agreements to which it is a party constitute valid and binding obligations of the Company enforceable against it in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

2.5                                 No Violation; Consents and Approvals.

(a)                                  Except as set forth in Section 2.5 of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement, the Transaction Agreements to which it is a party and the Ancillary Agreements to which it is a party and the consummation by the Company of the Transactions contemplated hereby and thereby and the Company’s compliance with the provisions hereof and thereof will not (with or without notice or lapse of time, or both) conflict with, result in any violation of or default under, or give any other Person the right to modify, terminate or accelerate any right, liability or obligation of any of the Acquired Companies, or to charge any fee, penalty or similar payment to any of the Acquired Companies under, or give rise to the creation of any Lien (other than Permitted Liens), any provision of (i) the Organizational Documents of the Acquired Companies, (ii) subject to obtaining the approval of the adoption of this Agreement and the approval of the Merger by the Company Shareholders and compliance with the requirements set forth in Section 2.5(b) below, any Legal Requirement applicable to the Acquired Companies or any of their respective properties or assets, (iii) any material Contract applicable to any of the Acquired Companies or any of their respective properties or assets, or (iv) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Acquired Companies or any of their respective properties or assets.

(b)                                 No filing or registration with and no material permit, authorization, consent or approval of, any Governmental Body is necessary or required to be obtained by the Acquired Companies in connection with the execution and delivery by the Company of this Agreement, the other Transaction Agreements or the Ancillary Agreements to which it is a party or is necessary for the consummation by the Company of the Merger and the other Transactions, except for (i) the filing of the Articles of Merger with the Secretary of State of the State of Washington, (ii) applicable requirements, if any, of U.S. federal securities laws and blue sky laws, (iii) such filings, authorizations, orders or approvals as may be required by the HSR Act, if any, and (iv) approval of this Agreement, the Merger and the other Transactions, by the Company Shareholders.

2.6                                 Financial Statements.

(a)                                  Accurate and complete copies of the (i) audited consolidated balance sheets of the Company as of December 31, 2003, 2002 and 2001 and the related statements of income, shareholders’ equity and cash flow for each of the fiscal years then ended, together with the notes to such financial statements (the “Audited Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Company as of September 30, 2004 (the “Balance Sheet Date”) and the related unaudited statements of income, shareholders’ equity and cash flow for the nine-month period then ended (the “Unaudited Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) have been delivered to Parent.  Except as disclosed in the notes thereto, the Financial Statements (i) have been prepared in conformity with (A) the books and records of the Company and is complete in all material respects and (B) GAAP consistently applied and (ii) and fairly present the financial position of the Company at the dates of such balance sheets and the results of its operations and cash flows for the respective periods indicated (subject, in the case of the Unaudited Financial Statements, to immaterial year-end adjustments, the absence of notes and any other adjustments described therein).

(b)                                 Except (i) as disclosed in the Financial Statements, (ii) liabilities and obligations that were reserved on, or reflected in, the consolidated balance sheet of the Company as of September 30, 2004, (iii) liabilities or obligations arising in the Ordinary Course of Business since the Balance Sheet Date to the date hereof, (iv) other liabilities incurred after the date hereof that are permitted by Section 4.1 or (v) liabilities or obligations incurred in connection with this Agreement, the Transaction Agreements and the Transactions contemplated hereby and thereby, none of the Acquired Companies has any liability or obligation of any nature, whether or not accrued, contingent or otherwise, which would be required by GAAP to be reflected on, or reserved against in, a balance sheet of the Company or in the notes thereto.  The reserves reflected in the Financial Statements are adequate, appropriate and reasonable and have been calculated in a consistent manner.

(c)                                  Except as set forth in Section 2.6(c) of the Company Disclosure Schedule, to the Knowledge of the Company, the Company maintains internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets, and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  Since January 1, 2001 (or, in the case of Klassträffen Sweden AB and Stayfriends GmbH, the date of their respective acquisition by the Company), none of the Acquired Companies or, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Acquired Companies has received or otherwise become aware of any complaint, allegation, assertion or claim, whether written or, to the Company’s Knowledge, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Acquired Companies or of its internal controls over financial reporting, including any complaint, allegation, assertion or claim that the Acquired Companies has engaged in questionable accounting or auditing practices.  There have been no instances of fraud, whether or not material, that occurred during any period covered by the Financial Statements involving the management of any of the Acquired Companies, or, to the Knowledge of the Company, other employees of the Acquired Companies who have a role in preparation of the Company’s Financial Statements.

2.7                                 Absence of Certain Changes or Events.  Since the Balance Sheet Date, the Acquired Companies have conducted their respective businesses in all material respects only in the Ordinary Course of Business.  Without limiting the generality of the foregoing, since the Balance Sheet Date, except as set forth in Section 2.7 of the Company Disclosure Schedule, there has not occurred:

(i)                                     any Material Adverse Effect on the Company;

(ii)                                  any acquisition, sale or transfer of any material assets of the Acquired Companies other than in the Ordinary Course of Business;

(iii)                               any change in accounting methods or practices, principles or practices (including any change in depreciation or amortization policies or rates) by the Company or any revaluation by the Company of any of the Acquired Companies’ assets;

(iv)                              any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of any of the Acquired Companies or any direct or indirect redemption, purchase or other acquisition by any of the Acquired Companies of any of its shares of capital stock;

(v)                                 any entering into a material Contract by any of the Acquired Companies, other than in the Ordinary Course of Business, or any material amendment or termination of, or default under, or any non-renewal by any of the Acquired Companies of or under any Acquired Company Agreement;

(vi)                              any amendment or change to the Company Charter or bylaws of the Company;

(vii)                           any negotiation or agreement by any of the Acquired Companies to do any of the things described in the preceding clauses (i) through (vii) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement and similar negotiations with other third parties); or

(viii)                        any action not permitted by Section 4.1.

2.8                                 Permits; Compliance.

(a)                                  Each of the Acquired Companies owns, holds or possesses all material licenses, franchises, permits, privileges, immunities, approvals and other authorizations from Governmental Bodies which are necessary to entitle it to own or lease, operate and use its assets and to carry on and conduct its business substantially as conducted as of the date of this Agreement (herein collectively called “Acquired Company Permits”), and each of the Acquired Companies will own, hold or possess all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from Governmental Bodies which are necessary to entitle it to own or lease, operate and use its assets and to carry on and conduct its business substantially as conducted as of the Closing Date.

(b)                                 Except as set forth on Section 2.8 of the Company Disclosure Schedule, (i) each of the Acquired Companies has complied in all material respects with all Legal Requirements and Permits relating to it in connection with the operation of its business and the ownership, license, lease and use of the assets used in connection therewith, (ii) none of the Acquired Companies has received or been subject to any notice, charge, claim or assertion alleging any violations of material Legal Requirements or material Permits, (iii) to the Knowledge of the Company, no charge, claim, assertion or action of any violation of any Legal Requirement or Permit by any of the Acquired Companies is or has been threatened against the any of the Acquired Companies, (iv) there is no injunction, judgment, rule, order or decree of any

Governmental Body outstanding or binding upon any of the Acquired Companies or any of its properties or any of its directors, officers or employees (in their capacities as such for any of the Acquired Companies) or, to the Knowledge of the Company, any of its agents, consultants or representatives (in their capacities as such for any of the Acquired Companies) that could prevent, enjoin or materially alter or delay any of the Transactions, or that would have a Material Adverse Effect on the Company, and (v) all material Permits required under any Legal Requirement to which any of the Acquired Companies is subject are in full force and effect.

2.9                                 Information Statement.  None of the information supplied or to be supplied by the Company for inclusion in the information statement to be sent to the Company Shareholders in connection with the meeting or written consent of Company Shareholders to consider the adoption of this Agreement, the Transaction Agreements and approval of the Merger (the “Shareholder Meeting”) (such information statement as amended or supplemented is referred to herein as the “Information Statement”) shall, on the date it is first mailed to the Company Shareholders, at the time of the Shareholder Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Shareholder Meeting which has become misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent which is contained in the Information Statement.

2.10                           Tax Matters.  Except as set forth in Section 2.10 of the Company Disclosure Schedule:

(a)                                  Definition of Taxes.  For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” means (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 2.10(a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 2.10(a) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

(b)                                 Tax Returns and Audits.

(i)                                     Each of the Acquired Companies has prepared and timely filed all material required federal, state, local and foreign returns, estimates, information statements and reports (“Returns”) for which the deadline (including extensions) has passed relating to any and all Taxes concerning or attributable to the Acquired Companies or their respective operations and such Returns are true and correct in all material respects and have been completed in accordance with applicable law in all material respects.

(ii)                                  Each of the Acquired Companies has (A) timely paid all Taxes it is required to pay and (B) timely paid or withheld with respect to its Employees (and paid any withheld amounts over to the appropriate Taxing authority) all federal and state income taxes, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other Taxes required to be paid or withheld.

(iii)                               None of the Acquired Companies has been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against any of the Acquired Companies, nor has any of the Acquired Companies executed any waiver of any statute of limitations on or extended the period for the assessment or collection of any Tax.

(iv)                              No audit or other examination of any Return of any of the Acquired Companies is, to the Company’s Knowledge, presently in progress, and none of the Acquired Companies has been notified in writing or, to the Company’s Knowledge, informally, of any request for such an audit or other examination.

(v)                                 As of the Balance Sheet Date, none of the Acquired Companies had any liabilities for unpaid Taxes which were not accrued or reserved on the Balance Sheet, whether asserted or unasserted, contingent or otherwise, and none of the Acquired Companies has incurred any liability for Taxes since that date other than in the Ordinary Course of Business.

(vi)                              Each of the Acquired Companies has made available to Parent or its legal counsel, copies of all Tax Returns for the Acquired Companies filed for all periods since its inception.

(vii)                           There are (and immediately following the Effective Time there will be) no Liens on the assets of any of the Acquired Companies relating to or attributable to Taxes other than Liens for Taxes not yet due and payable.  To the Company’s Knowledge, there is no basis for the assertion of any claim relating or attributable to Taxes that, if adversely determined, would result in any Lien for Taxes on the assets of any of the Acquired Companies.

(viii)                        None of the assets of any of the Acquired Companies is treated as “tax-exempt use property,” within the meaning of Section 168(h) of the Code.

(ix)                                None of the Acquired Companies is, or has been at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(x)                                   No adjustment relating to any Return filed by any of the Acquired Companies has been proposed in writing or, to the Company’s Knowledge, informally by any tax authority to any of the Acquired Companies or any representative thereof.

(xi)                                None of the Acquired Companies has (a) ever been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (b) ever been a party to any Tax sharing, indemnification or allocation agreement, nor does any of the Acquired Companies owe any amount under any such agreement, (c) any liability for the Taxes of any Person (other than the Acquired Companies) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise and (d) ever been a party to any joint venture, partnership or other agreement that, to the Company’s Knowledge,  could be treated as a partnership for Tax purposes.

(xii)                             None of the Acquired Companies has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(xiii)                          To the Company’s Knowledge, there are no claims, nor are any claims reasonably anticipated, by any tax authority in a jurisdiction where any of the Acquired Companies do not file Tax Returns that an Acquired Company is or may be subject to taxation by that jurisdiction.

(xiv)                         None of the Acquired Companies is or has been required to include any item of income in, or exclude any item of deduction or loss from, taxable income for any taxable period ending after the Closing Date as a result of any (1) change in accounting method under  Section 481(a) of the Code (or any predecessor provision) or any similar provision of state, local or foreign tax law by reason of a change in any accounting methods for a taxable period ending on or before the Closing Date, (2) ”closing agreement” as described in Section 7121 of the Code or any similar provision of state, local or foreign tax law, (3) intercompany transactions or any excess loss account described in the Treasury Regulations relating to Section 1502 of the Code or any similar provision of state, local or foreign Tax Law, (4) installment sale or open transaction disposition made on or prior to the Closing Date, or (5) prepaid amount received made on or prior to the Closing Date.

2.11                           Actions and Proceedings.  Except as set forth in Section 2.11 of the Company Disclosure Schedule, as of the date of this Agreement there are no actions, suits, proceedings, or claims or legal, administrative or arbitration proceedings or investigations pending or, to the Knowledge of the Company, threatened against or involving any of the Acquired Companies or any of their properties, assets or business or any of their officers, directors or employees (in their capacities as such for any of the Acquired Companies) or any Company Employee Plan or, to the

Knowledge of the Company, any of its agents, consultants or representatives (in their capacities as such for any of the Acquired Companies) before any Governmental Body.  Except as set forth on Section 2.11(a) of the Company Disclosure Schedule, there are no actions, suits, proceedings, claims, charges, investigations, labor disputes or other litigation, legal or administrative proceedings or governmental investigations pending or, to the Knowledge of the Company, threatened against any of the Acquired Companies or any of their properties, assets or business.  Except as set forth on Section 2.11(b) of the Company Disclosure Schedule, there is no litigation initiated by any of the Acquired Companies pending against any Person.  Except as set forth on Section 2.11(c) of the Company Disclosure Schedule, (a) there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Body against or involving any of the directors, officers, employees (in their capacities as such for the Acquired Companies), or, to the Knowledge of the Company, any of the consultants, agents or shareholders (in their capacities as such for the Acquired Companies) of the Acquired Companies and (b) there are no actions, suits, or claims, or legal, administrative or arbitration proceedings or investigations pending or, to the Knowledge of the Company, threatened against or involving any of the present or former directors, officers, employees (in their capacities as such for the Acquired Companies), or, to the knowledge of the Company, any of the consultants, agents or shareholders (in their capacities as such for the Acquired Companies), in each case where any Acquired Company would have an indemnification or contribution obligation, or where such order, judgment, injunction, award or decree, or such action, suit, claim, proceeding or investigation, would have a Material Adverse Effect on the Company.

2.12                           Employee Benefits.

(a)                                  Schedule.  Section 2.12(a) of the Company Disclosure Schedule (a) contains an accurate and complete list of each Company Employee Plan and each Employee Agreement.  Neither the Acquired Companies nor any ERISA Affiliate has any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to adopt or enter into any Company Employee Plan or Employee Agreement.

(b)                                 Documents.  The Acquired Companies have provided or made available to Parent correct and complete copies of:  (i) each Company Employee Plan and each Employee Agreement including in each case all amendments thereto (and with respect to any unwritten Company Employee Plans, a written description of such plan); (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iv) with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code, the most recent IRS determination or opinion letter; (v) the most recent plan year discrimination tests for each Company Employee Plan; and (vi) with respect to each Company Employee Plan that is subject to ERISA, a copy of the most recent summary plan description and all summaries of material modifications.

(c)                                  Employee Plan Compliance.  The Acquired Companies and their ERISA Affiliates have performed in all material respects all obligations required to be performed by them under each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in material compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code.  Each Company Employee Plan intended to be qualified under Code Section 401(a) is so qualified, and, no event has occurred that would adversely affect such qualified status.  Any Company Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either applied for, prior to the expiration of the requisite remedial amendment period under applicable Treasury Regulations or IRS pronouncements, or obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination.  None of the Acquired Companies, any ERISA Affiliate, any of the Company Employee Plans, any trust created thereunder, nor to the Company’s knowledge, any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action in connection with which any Acquired Company or any ERISA Affiliate could be subject to any material liability for either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975, 4976 or 4980B of the Code.  There are no pending, or to the Knowledge of the Company, threatened actions, suits or claims (other than routine claims for benefits) involving any Company Employee Plan.  There are no audits, inquiries or proceedings pending by the IRS or DOL, or any other Governmental Body with respect to any Company Employee Plan.

(d)                                 No Pension Plans.  Neither the Acquired Companies nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, contributed to, or has been required to contribute to any (i) Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code, or (ii) Multiemployer Plan.

(e)                                  No Retiree Welfare Obligations.  No Company Employee Plan provides, or reflects or represents any liability to provide retiree medical benefits to any Person for any reason, except as may be required by COBRA or other applicable statute.

(f)                                    Effect of Transaction.  Except as set forth in Section 2.12(f)(i) of the Company Disclosure Schedule, the execution of this Agreement and the consummation of the transactions contemplated hereby will not constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

Except as set forth in Section 2.12(f)(ii) of the Company Disclosure Schedule, no payment or benefit which will or may be made by the Acquired Companies, its ERISA Affiliates or any Company Employee Plan with respect to any Employee or any other “disqualified individual” (as defined in Code Section 280G and the regulations thereunder) will be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code in connection with the Merger.

(g)                                 Employment Matters.  Except as set forth in Section 2.12(g) of the Company Disclosure Schedule, the Acquired Companies are in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, health and safety  and wages and hours, in each case, with respect to Employees.  There are no pending, threatened or reasonably anticipated claims or actions against the Acquired Companies under any workers’ compensation policy or long-term disability policy.

(h)                                 Labor.  No work stoppage or labor strike against the Acquired Companies or any ERISA Affiliate is pending or has occurred in the past five (5) years.  The Company does not have Knowledge of any activities or proceedings of any labor union to organize any current Employees.  Except as set forth in Section 2.12(h) of the Company Disclosure Schedule, as of the date of this Agreement, no actions, suits, claims, labor disputes or grievances pending relating to any labor, safety or discrimination matters involving any Employee, including charges of unfair labor practices or discrimination complaints.  Except as set forth in Section 2.12(h) of the Company Disclosure Schedule, the Acquired Companies are not presently, nor have they been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated with respect to any Employees.

(i)                                     WARN Act.  The Acquired Companies are and have been in compliance in all material respects with all notice and other requirements of the Worker Adjustment and Retaining Notification Act (the “WARN Act”) and any similar state or local statute.  Except as set forth in Section 2.12(i) of the Company Disclosure Schedule, no employee of the Acquired Companies has suffered an “employment loss” (as defined in the WARN Act) during the ninety (90)-day period prior to the execution of this Agreement; provided, however, that the Company will update this disclosure as necessary to reflect all “employment losses” in the ninety (90)-day period prior to Closing.

(j)                                     Employees.  Section 2.12(j) of the Company Disclosure Schedule includes a complete list as of the Agreement Date of (i) the names of the members of the board of directors of the Company, (ii) the names of the current members of each committee of the board of directors of the Company, and (iii) the names and titles of the current executive officers of the Company.  As of the Agreement Date, no officer or Key Employee of the Company has given notice to the Company of his or her intent to terminate his or her employment with the Company, nor, to the Knowledge of the Company, does any officer or Key Employee of the Company intend to terminate his or her employment with the Company.

(k)                                  International Employee Plan.  Neither the Acquired Companies nor any ERISA Affiliate currently has ever had the obligation to maintain, establish, sponsor, participate in, or contribute to any International Employee Plan.

2.13                           Worker Safety and Environmental Laws.  The properties, assets and past and present operations of the Acquired Companies have been and are in all material respects in compliance with all applicable federal, state, local and foreign laws, rules and regulations, orders, decrees, judgments, permits and licenses relating to public and worker health and safety.  Each Acquired Company (i) has obtained all applicable material permits, licenses and other authorizations that are required under Environmental Laws (as defined below); (ii) is in compliance (and has complied) in all material respects with all terms and conditions of such required permits, licenses and authorizations, and also is in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder; (iii) has not received written or to the Company’s Knowledge, oral notice of any event, condition, circumstance, activity, practice, incident, action or plan that is reasonably likely to interfere with or prevent continued compliance or that would form the basis of any environmental liability or Environmental Claim with respect to such Acquired Company or any Person for whom they may be liable by any Contract or Legal Requirement; (iv) has not disposed of, released, discharged or emitted any Hazardous Materials (as defined below) into the soil or groundwater at any properties owned or leased by the Company, or exposed any Employee or other individual to any Hazardous Materials or condition in such a manner as would be reasonably likely to result in any material liability; (v) there is no Environmental Claim pending or, to the Company’s Knowledge, threatened against the Acquired Companies or any Person for whom they may be liable by any Contract or Legal Requirement and (vi) has taken all actions necessary under Environmental Laws to register any products or materials required to be registered by such Acquired Company (or any of its agents) thereunder.  To the Company’s Knowledge, no Hazardous Materials are present in, on or under any properties owned, leased or used at any time (including both land and improvements thereon) by any Acquired Company.  For the purposes of this Section 2.13, “Environmental Claim” means any notice, claim, act, cause of action or investigation by any Person alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (i) the presence, or release into the environment, of any Hazardous Materials or (ii) any violation, or alleged violation, of any Environmental Laws.  “Environmental Laws” means all federal, state, local and foreign Legal Requirements relating to pollution of the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or the protection of the environment, human health and worker safety, including laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.  “Hazardous Materials” means chemicals, pollutants, contaminants, wastes, toxic substances, radioactive and biological materials, asbestos-containing materials, hazardous substances, petroleum and petroleum products or any fraction thereof, excluding, however, Hazardous Materials contained in products typically used for office and janitorial purposes properly and safely maintained in accordance with Environmental Laws.

2.14                           Intellectual Property and Technology.

(a)                                  Definitions.

(i)                                     “Company Business” means, with respect to the Company and its Subsidiaries, their respective businesses as currently conducted, including, without limitation:  (A) the business of operating a website or websites where individuals who attended a common institution such as a high school, college or other educational institution, workplace or military service can contact each other; (B) the development and operation of databases related thereto; and (C) other activities ancillary or related thereto.

(ii)                                  “Company Intellectual Property Rights” means Intellectual Property Rights that the Company claims to own.

(iii)                               “Intellectual Property Rights” means all rights in or arising out of Technology in any jurisdiction, including, without limitation: (1) rights in or arising out of Works of Authorship, including without limitation rights in maskworks and databases and rights granted under any copyright act (“Copyrights”); (2) rights in or arising out of Inventions, including without limitation rights granted under any patent act (“Patent Rights”); (3) rights in or arising out of Trademarks, including without limitation rights granted under the Lanham Act or any trademark act (“Trademark Rights”); (4) rights in or arising out of Confidential Information, including without limitation rights granted under the Uniform Trade Secrets Act or any other trade secrets act (“Trade Secret Rights”); and (5) rights in or arising out of domain names (“Domain Name Rights”).

(iv)                              “Registered Intellectual Property Rights” means all Intellectual Property Rights that are the subject of an application, certificate, filing, registration, or other document issued by, filed with, or recorded by, any state, government, or other public legal authority in any jurisdiction.

(v)                                 “Technology” means: (1) published and unpublished works of authorship, including without limitation audiovisual works, collective works, computer programs, compilations, databases, derivative works, literary works, maskworks, and sound recordings (“Works of Authorship”); (2) inventions and discoveries, including without limitation articles of manufacture, business methods, compositions of matter, improvements, machines, methods, and processes and new uses for any of the preceding items (“Inventions”); (3) words, names, symbols, devices, designs, and other designations, and combinations of the preceding items, used to identify or distinguish a business, good, group, product, or service or to indicate a form of certification, including without limitation logos, product designs, and product features (“Trademarks”); and (4) information that is not generally known or readily ascertainable through proper means, whether tangible or intangible, including without limitation algorithms, customer lists, ideas, designs, formulas, know-how, methods, processes, programs, prototypes, systems, and techniques (“Confidential Information”).

(b)                                 Ownership.  To the Company’s Knowledge, (i) the Company owns the Company Intellectual Property Rights free and clear of any Liens except for Permitted Liens and the licenses listed in Section 2.14(h) of the Company Disclosure Schedule, and (ii) there are no third parties that claim to own any portion of the Company Intellectual Property Rights.

(c)                                  Validity and Enforceability.  To the Company’s Knowledge, (i) the Company Intellectual Property Rights are subsisting, valid and enforceable, and (ii) there are no facts or circumstances that could impair the existence, validity or enforceability of any Company Intellectual Property Rights.

(d)                                 Restrictions.  The Company may exercise, transfer, or license the Company Intellectual Property Rights without restriction or payment to a third party.

(e)                                  Obligations.  The Company is not obligated to transfer or license or otherwise grant any rights or refrain from enforcing, any Company Intellectual Property Rights with respect to a third party, except in the Ordinary Course of Business.

(f)                                    Confidential Information.  The Company takes reasonable steps to maintain the secrecy of Confidential Information from which the Company derives independent economic value, actual or potential, as a result of the Confidential Information not being generally known.

(g)                                 Company Registered Intellectual Property Rights.  Section 2.14(g) of the Company Disclosure Schedule (i) lists all Registered Intellectual Property Rights owned by, filed in the name of, applied for by, or subject to an obligation of assignment to the Company (“Company Registered Intellectual Property Rights”); (ii) identifies all third party joint owners and co-applicants that share rights to the Company Registered Intellectual Property Rights with the Company; and (iii) lists all actions that must be taken by the Company within 60 days of the Closing Date to maintain the existence, validity or enforceability of the Company Registered Intellectual Property Rights.

(h)                                 Licenses to Company Intellectual Property Rights.  Section 2.14(h) of the Company Disclosure Schedule lists all licenses under any Company Intellectual Property Rights granted by the Company outside of the Ordinary Course of Business to third parties involving an outstanding payment by the third party to Company of $50,000 or more.  To the Company’s Knowledge, there are no material breaches of the agreements relating to the grant of these licenses and rights.

(i)                                     Licensed Intellectual Property Rights.  Section 2.14(i) of the Company Disclosure Schedule lists all licenses to Intellectual Property Rights granted to the Company by third parties, other than agreements for (i) licensing Copyrights, Trademark Rights and Domain

Name Rights in connection with insertion orders or comparable advertising or marketing agreements granted to the Company in the Ordinary Course of Business and (ii) licensing software on nondiscriminatory terms and having an aggregate value of less than $1,000.  To the Company’s Knowledge, there are no material breaches of the agreements relating to the grant of these licenses and rights.

(j)                                     Sufficiency to Conduct Business.  To the Company’s Knowledge, the Company has sufficient rights to all Intellectual Property Rights and Technology used in or necessary for the conduct of the Company Business as it is conducted currently by the Company.

(k)                                  Infringement by Company.  To the Company’s Knowledge, the conduct of the Company Business does not, and will not when conducted in substantially the same manner following the Closing, infringe, misappropriate, or otherwise violate the Intellectual Property Rights of a third party.  The Company has not received notice of a claim that the conduct of the Company Business infringes, misappropriates, or otherwise violates the Intellectual Property Rights of a third party.

(l)                                     Infringement of Company Intellectual Property Rights.  To the Company’s Knowledge, there is no infringement, misappropriation, or violation of any Company Intellectual Property Rights.

(m)                               Effect on Parent.  Neither this Agreement nor the completion of the transactions contemplated by this Agreement will result in any of the following to the extent that the following would not have occurred in the absence of this Agreement or the completion of the transactions contemplated by this Agreement: (i) Parent becoming bound by or made subject to any non-compete restriction on the operation or scope of its businesses; or (ii) Parent being obligated to pay any royalties or other amounts to any third party in excess of those payable by Parent prior to the Closing.

2.15                           Real Property.  No Acquired Company owns any real property or holds any option to acquire any real property.

2.16                           Real Property Leases; Personal Property.

(a)                                  Section 2.16 of the Company Disclosure Schedule sets forth a complete and correct list and brief description of each lease or similar agreement (the “Leases”) under which each Acquired Company leases or subleases, or holds or operates, any real property owned by any third Person (the “Leased Real Property”).  Complete and correct copies of each of the Leases have been made available to Parent.  None of the Acquired Companies is a party to any lease, license, assignment or similar arrangement under which it is a lessor, licensor or assignor of, or otherwise makes available for use by any third party of, any portion of the Leased Real Property, or, to the Knowledge of the Company, is in material violation of any zoning, building, safety or environmental ordinance, acquisition or requirement or Legal Requirement applicable to such Real Property.  With respect to each Lease, (i) the Lease is valid, binding, and in full force and effect, (ii) none of the Acquired Companies nor, to the Knowledge of the Company,

any other party to such Lease, is in material breach or default under such Lease, and to the Knowledge of the Company no event has occurred which, with notice or lapse of time or both, would constitute a material breach or default under such Lease, (iii) each Lease will continue to be valid and binding in accordance with its terms immediately following the Closing, except as may result from actions that may be taken following the Closing, (iv) except as set forth on Schedule 2.16 of the Company Disclosure Schedule, no Transaction requires the consent of any other party to such Lease and will not result in the right of any landlord under such Lease to terminate or modify it or increase the rent or security thereunder, (v) none of the Acquired Companies owes any brokerage commissions or finder’s fees with respect to any such Lease which is not paid or accrued in full as a current liability reflected in the Financial Statements; and (vi) to the Knowledge of the Company, there is no material commitment to or agreement with any Governmental Body affecting the Leased Real Property.

(b)                                 Each of the Acquired Companies has good and valid title to, or in the case of the Leases or properties held under license, a good and valid leasehold or license interest in, all of its Leased Real Property and tangible assets and each of the Acquired Companies holds title to each tangible asset which it purports to own free and clear of any Liens, except Permitted Liens.  All of the tangible material assets of the Acquired Companies are in reasonably serviceable operating condition and repair (ordinary wear and tear excepted).

2.17                           Contracts.  Section 2.17 of the Company Disclosure Schedule sets forth a complete and accurate list of the following Contracts of the Acquired Companies:

(i)                                     any Contract with expected receipts or expenditures in excess of $50,000;

(ii)                                  any Contract required to be listed on the Company Disclosure Schedule pursuant to Section 2.14;

(iii)                               any Contract that is primarily an agreement of guarantee, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or Indebtedness of any other Person (except for Contracts in the Ordinary Course of Business or standard agreements with end users and business partners);

(iv)                              any distribution, sponsorship, advertising, merchant program, encoding services, hosting or other similar agreement to which Acquired Companies is a party which provides for payments or potential penalties or fees by or to the Acquired Companies or any joint venture in which the Acquired Companies participates in an amount in excess of $50,000 over the term of the agreement or within any one-year period;

(v)                                 any employment agreement, collective bargaining agreement or contract with any labor union, labor organization, trade union or works council applicable to employees;

(vi)                              any agreement, contract or commitment containing any covenant limiting in any respect the right of any of the Acquired Companies (a) to engage in any line of business, (b) to develop, market or distribute products or services or (c) to compete with any Person or granting any exclusive rights;

(vii)                           any Contract with any officers, directors, employees or shareholders, or any member of their immediate family, or any Affiliate of the Company;

(viii)                        any trust indenture, mortgage, promissory note, bond, loan agreement or other contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP or pursuant to which any Indebtedness of any of the Acquired Companies is outstanding or may be incurred; and

(ix)                                all other Contracts except for Contracts in the Ordinary Course of Business (including, without limitation, Contracts relating to advertising or marketing services; Contracts with subscribers, end users or business partners; and confidentiality or nondisclosure Contracts, in each case with expected receipts or expenditures of less than $50,000 and in the Ordinary Course of Business).

2.18                           Status of Contracts.  Except as set forth in Section 2.18 of the Company Disclosure Schedule, each of the Contracts listed on Schedule 2.17 of the Company Disclosure Schedule (collectively, the “Acquired Company Agreements”) constitutes a valid, binding and enforceable obligation of the Acquired Company which is a party to such Acquired Company Agreement and, to the Knowledge of the Company, the other parties thereto, and is in full force and effect as of the date of this Agreement, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).  Each of the Acquired Companies has fulfilled and performed in all material respects its obligations under each of the Acquired Company Agreements, and no Acquired Company is in breach or default under any of the Acquired Company Agreements and, to the Knowledge of the Company, no other party to any of the Acquired Company Agreements has breached or defaulted thereunder, and no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by the Acquired Company or, to the Knowledge of the Company, by any such other party.  Complete and correct copies (or translations or summaries for those Acquired Company Agreements written in any language other than English) of each of the Acquired Company Agreements have been delivered or made available to Parent.  Section 2.18 of the Company Disclosure Schedule sets forth any Contract required by the terms of Section 2.17 to be set forth on Section 2.17 of the Company Disclosure Schedule which, by its terms, will be modified or adjusted or will become terminable by any other party thereto, in each case, as a result of the execution of this Agreement or any other Transaction Agreement, or the consummation of the Merger or any other Transaction.

2.19                           Insurance.  Each of the Acquired Companies maintains the policies of insurance and bonds of the type and in amounts that the Company reasonably believes, based on information provided by the Company’s insurance broker, are adequate for conducting its business and owning its assets.  Section 2.19 of the Company Disclosure Schedule (the “Insurance Policies”) sets forth a complete and correct list of all insurance policies maintained by, at the expense of or for the benefit of any of the Acquired Companies of any kind in force as of this Agreement, including, with respect to each such policy, the extent, if any, to which the limits of liability have been exhausted.  Correct and complete copies of such insurance policies have been made available to Parent.  The Company shall cause the Acquired Companies to keep such insurance or comparable insurance in full force and effect through the earlier of the Effective Time or the termination of this Agreement in accordance with its terms.  Each of the Acquired Companies has complied in all material respects with such insurance policies and has not failed to give any notice or to present any claim thereunder in a due and timely manner.  Each such policy is in full force and effect, all premiums with respect thereto covering all periods up to and including the date of the Closing have been or will be paid or accrued, and no notice of cancellation or termination has been received with respect to any such policy or other form of insurance.  There is no material claim by the Acquired Companies pending under any of the Insurance Policies nor any claims as to which coverage has been questioned, denied or disputed by the underwriters of such policies.  Such policies or other forms of insurance are sufficient for compliance with all Legal Requirements and Permits and with all agreements to which any of the Acquired Companies is a party.  The Acquired Companies have obtained all insurance coverage (including desired coverage limits) for which it has applied during the last two years. No letters of credit have been posted and no cash has been restricted to support any reserves for insurance.

2.20                           Brokers.  Except as set forth in Section 2.20 of the Company Disclosure Schedule, none of the Acquired Companies has incurred, nor will it incur, directly or indirectly, any broker’s, finder’s or other similar fees or commissions in connection with this Agreement or the Transactions.

2.21                           Hart-Scott-Rodino.  The Company is its own sole “ultimate parent entity” (as defined in 16 C.F.R. § 801.1(a)(3) (1998)).

2.22                           Certain Business Relationships with the Company.  None of the Acquired Companies’ directors, officers or, to the Company’s Knowledge, shareholders, nor any member of the immediate families or any Affiliate of the Acquired Companies’ directors, officers or, to the Company’s Knowledge, shareholders, owns, directly or indirectly, or has an ownership interest (other than an ownership interest of less than three percent (3%) of the outstanding capital stock of a publicly traded company) in any business (corporate or otherwise) which is a party to, or in any property which is the subject of, any business arrangement or relationship of any kind with an Acquired Company or engages in competition with an Acquired Company.

2.23                           Employees.  Section 2.23 of the Company Disclosure Schedule contains a complete and accurate list of the following information for each employee (including part-time employees and temporary employees) and independent contractor of the Acquired Companies as of October 15, 2004, including each employee and independent contractor on leave of absence or layoff status: employer; name; job title; date of employment; current compensation; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any Company Employee Plan.

2.24                           Minute Books.  The Company has made available to Parent complete and accurate copies of all records (including the minute books) of all meetings and other actions taken by the Company Board and the Shareholders since the Company’s formation.  The books, records and work papers of the Acquired Companies are complete and correct in all material respects, have been maintained in all material respects in accordance with applicable Legal Requirements, and accurately reflect in all material respects the basis for the financial condition and results of operations of the Company set forth in the Financial Statements.

2.25                           Business Development Transactions.  Except as set forth on Section 2.25 of the Company Disclosure Schedule, none of the Acquired Companies has entered into any Contract to provide goods or services in exchange for anything other than cash payment, including, without limitation, any barter or reciprocal sales transactions or any other similar transaction.

2.26                           Company Metrics.  The metrics set forth on Section 2.26 of the Company Disclosure Schedule are complete and correct as of the dates set forth therein.

2.27                           Full Disclosure.  To the Company’s Knowledge, the Company has in good faith provided or made available to Parent true, complete and accurate copies of the documents that Parent or its representatives have received or that have been made available to Parent or its representatives in connection with Parent’s evaluation of the Company. To the Company’s Knowledge, none of the representations or warranties made by the Company herein, the Company Disclosure Schedule or the Financial Statements, when all such documents are read together in their entirety, contains any untrue statement of a material fact.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

3.1                                 Organization, Standing and Power.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except where the failure to be so qualified would not have a Material Adverse Effect on Parent or Merger Sub.  Parent is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so qualified would not have a Material Adverse Effect.

3.2                                 Authority.  Each of Parent and Merger Sub has the requisite corporate power and authority to enter into this Agreement, the Transaction Agreements and the Ancillary Agreements to which it is a party, and to consummate the Transactions.  The execution and delivery by each of Parent and Merger Sub of this Agreement, the Transaction Agreements and the Ancillary Agreements to which it is a party, and the consummation by each of Parent and Merger Sub of the Transactions, have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub, subject to the filing of the Articles of Merger with the Secretary of State of the State of Washington.  This Agreement, the Transaction Agreements and the Ancillary Agreements to which it is a party and that have been executed and delivered contemporaneously with this Agreement, have been duly executed and delivered by each of Parent and Merger Sub.  Assuming the due authorization, execution and delivery by the other Parties hereto and thereto and the validity and binding effect hereof and thereof on the other Parties hereto and thereto, this Agreement, the Transaction Agreements and the Ancillary Agreements to which it is a party constitute valid and binding obligations of each of Parent and Merger Sub enforceable against it in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

3.3                                 No Violation; Consents and Approvals.

(a)                                  The execution and delivery by Parent and Merger Sub of this Agreement, the Transaction Agreements and the Ancillary Agreements to which they are parties and the performance by Parent and Merger Sub of their respective obligations pursuant hereto and thereto will not (with or without notice or lapse of time, or both) conflict with or result in any violation of any provision of (i) the Organizational Documents of Parent or Merger Sub, or (ii) any Legal Requirement applicable to Parent or Merger Sub or any of their respective properties or assets other than compliance with the requirements set forth in Section 3.3(b) below, (iii) any Contract applicable to Parent or any of its properties or assets, or (iv) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its properties or assets, other than in the case of clauses (i), (ii), (iii) and (iv) any such violation, default, right of termination, cancellation or acceleration or Lien that individually or in the aggregate would not impair in any material respect the ability of Parent to perform its obligations under this Agreement, or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

(b)                                 No filing or registration with, or authorization, consent or approval of, any Governmental Body is required by or with respect to Parent or Merger Sub in connection with the execution and delivery by each of Parent or Merger Sub of this Agreement, the Transaction Agreements or the Ancillary Agreements to which it is a party or is necessary for the consummation by each of Parent or Merger Sub of the Merger and the other Transactions to which it is a party, except for (i) any filing pursuant to the WBCA, (ii) applicable requirements, if any, of U.S. federal securities laws, blue sky laws and the Nasdaq Stock Market, (iii) such filings, authorizations, orders or approvals as may be required under the HSR Act, if any, (iv) applicable requirements, if any, under foreign laws and (v) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not have a Material Adverse Effect on Parent, materially impair the ability of Parent or Merger Sub to perform its obligations hereunder or under the Transaction Agreements or Ancillary Agreements, or prevent the consummation of any of the Transactions.

3.4                                 Interim Operations of Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

3.5                                 Actions and Proceedings.  As of the date of this Agreement, there are no actions, suits, labor disputes or other litigation, legal or administrative proceedings or governmental investigations pending or, to the Knowledge of Parent, threatened against Parent or any of its properties, assets or business relating to the transactions contemplated by this Agreement and the Ancillary Agreements.  To the Knowledge of Parent (a) as of the date of this Agreement there are no standing orders, judgments, injunctions, awards or decrees of any Governmental Body against or involving any of the present or former directors, officers, employees, consultants, agents or shareholders of Parent and (b) as of the date of this Agreement there are no actions, suits, or claims, or legal, administrative or arbitration proceedings or investigations pending or threatened against or involving any of the present or former directors, officers, employees, consultants, agents or shareholders of Parents, in each case where it is reasonably likely that such order, judgment, injunction, award or decree, or such action, claim, suit, claim, proceeding or investigation, would adversely affect Parent’s ability to consummate the transactions contemplated by this Agreement.

3.6                                 Information Statement.  None of the information supplied or to be supplied by Parent for inclusion in the Information Statement shall, on the date it is first provided or mailed to the Company Shareholders, at the time of a Shareholder Meeting, if any, or at the Effective Time, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statement therein, in light of circumstances under which they are made, not misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of Company Shareholder consent or proxies for the Shareholder Meeting which has become misleading.  If at any time prior to the Effective Time, any event relating to Parent or any of its Affiliates, officers or directors should be discovered by Parent which should be set forth in a supplement to the Information Statement, Parent shall promptly inform the Company.  Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company which is contained in the Information Statement.

3.7                                 Ability to Perform Obligations.  Parent has as of the date of this Agreement, and will have on the Closing Date (i) a sufficient amount of cash to satisfy Parent’s payment obligations pursuant to this Agreement and the Escrow Agreement, (ii) a sufficient number of shares of common stock of the Parent reserved to issue the number of shares that will be issuable upon the exercise of the Unvested Company Stock Options.  Parent has no reason to believe that it will not be able to fulfill its obligations under Section 5.1.

3.8                                 No Shareholder Approval.  No vote of the shareholders of Parent is required by law, Parent’s Organizational Documents, the rules of the Nasdaq National Market or otherwise in order for Parent to consummate the Merger and the transactions contemplated hereby and by the Ancillary Agreements to which Parent is a party.

ARTICLE IV
CONDUCT PRIOR TO CLOSING; NONSOLICITATION

4.1                                 Conduct of Business of the Company.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company agrees (except to the extent that Parent shall, in its reasonable discretion, otherwise consent in writing) to, and will cause each Acquired Company to, (i) carry on its business in the Ordinary Course of Business, (ii) exercise commercially reasonable efforts to preserve for the benefit of Parent and the Surviving Corporation the goodwill of the customers of and suppliers to the business of each of the Acquired Companies and maintain the present character and quality of its business, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers and employees, (iii) exercise commercially reasonable efforts to not take (or fail to take) any action if such action (or failure to take such action) is reasonably likely to cause a Material Adverse Effect on the Company, and (iv) pay all their debts and Taxes that become due and are required to be paid at any time prior to the Effective Time.  Without in any way limiting any of the foregoing, except as set forth in Schedule 4.1 of the Company Disclosure Schedule, except as otherwise contemplated by the terms of the Transaction Agreements and except as Parent may approve in writing (which approval when requested may not be unreasonably denied or delayed), or as otherwise expressly contemplated or required by this Agreement, the Company shall not and shall not permit any of Acquired Companies to:

(a)                                  amend, or propose any amendment or change to, its articles of incorporation or bylaws;

(b)                                 declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the Acquired Company’s securities or redeem, purchase or otherwise acquire any of the Acquired Company’s securities, except for repurchases of stock in accordance with any Company Employee Plan or applicable contract in connection with the termination of employment of employees or the termination of the relationship with any service providers;

(c)                                  grant, issue or sell any stock, notes, options, warrants, convertible securities, bonds or other securities of any of the Acquired Companies, or enter into any agreement with respect thereto, other than (i) issuances of Company Stock Options pursuant to the Company Stock Option Plans to purchase an aggregate of up to 50,000 shares of Company

Common Stock to new employees of any of the Acquired Companies hired after the date of this Agreement or to existing employees of any of the Acquired Companies in connection with any job promotions after the date of this Agreement, in each case in accordance with the Company’s Ordinary Course of Business and with a per share exercise price not less than the fair market value of a share of Company Common Stock as of the date of grant, or (ii) the issuance of Company Common Stock upon the exercise of Company Stock Options and Company Warrants previously granted or upon conversion of Company Preferred Stock;

(d)                                 split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (other than as contemplated by Section 1.8 or otherwise as expressly contemplated by this Agreement);

(e)                                  make or incur any capital expenditures which individually or in the aggregate are in excess of $350,000, except capital expenditures (i) reasonably required in the event of exigent circumstances or (ii) which are funded by insurance or other third parties;

(f)                                    sell, lease or otherwise dispose of any of its tangible assets which, individually or in the aggregate are valued in excess of $50,000, except for the disposition of obsolete tangible assets in the Ordinary Course of Business;

(g)                                 merge or consolidate with, or acquire any portion of the assets (other than in the Ordinary Course of Business), capital stock or debt securities of, any business or any Person or division thereof;

(h)                                 (A) make or change any election relating to Taxes, (B) enter into any closing agreement relating to Taxes, (C) settle or consent to any claim or assessment relating to Taxes, (D) incur any obligation to make any payment of, or in respect of, any Taxes, except in the Ordinary Course of Business, or (E) agree to extend or waive the statutory period of limitations for the assessment or collection of Taxes;

(i)                                     (i) adopt or agree to adopt any new Company Employee Plan or agree to amend in any material respect any existing Company Employee Plan (except as required by concurrent changes in any applicable law or as required by the IRS as a condition to issuance of a favorable determination letter) or (ii) take any action to accelerate, amend or change the period of vesting or exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans, except in each case as provided by this Agreement;

(j)                                     except as may be required by applicable Legal Requirements, increase the compensation or benefits payable or to become payable to or grant any bonuses, salary increase or retention pay to any of its officers, directors, employees, agents or consultants; enter into or amend any employment, severance, consulting, termination or other agreement or employee benefit plan; hire any employee, agent or consultant; or make or amend any loans to any of its officers, directors, employees, affiliates, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to an employee benefit plan or otherwise (other than (i) general increases in compensation or benefits to employees other than officers or directors that are made in the Ordinary Course of Business; (ii) employee advances in the Ordinary Course of Business; (iii) new hires for non-management positions in the Ordinary Course of Business; (iv) new placements of consultants in the Ordinary Course of Business; (v) severance agreements that are consistent with the practices of the Acquired Companies set forth on Section 4.1(j) of the Company Disclosure Schedule, (vi) as required under any existing agreement with any of the Acquired Companies, and (vii) performance-based employee bonuses not to exceed $50,000 in the aggregate made in the Ordinary Course of Business);

(k)                                  discharge any Key Employee of any of the Acquired Companies without cause, or engage in any employee layoffs, plant closures or reductions in force without first providing notices and complying with any other applicable requirements of the WARN Act or any similar state or local statute or regulation;

(l)                                     transfer or license to any Person or otherwise extend, amend or modify in any material respect any Company Intellectual Property Right, other than nonexclusive licenses or nonexclusive sublicenses that are granted in the Ordinary Course of Business;

(m)                               incur or assume any Indebtedness or guarantee any Indebtedness;

(n)                                 enter into any agreement, arrangement or transaction with any officers, directors, employees, shareholders, or any member of their immediate families, or any Affiliates of any of the Acquired Companies (other than standard offer letters, proprietary information and inventions agreements and stock option agreements with new hires and employees as permitted pursuant to Sections 4.1(c) and 4.1(j));

(o)                                 enter into any material Contract, whether or not entered into in the Ordinary Course of Business, or modify, amend or take any action to terminate or fail to renew any Acquired Company Contract, unless such modification, amendment, failure to renew or termination arises in the Ordinary Course of Business;

(p)                                 commence, join, make an appeal with respect to or settle any action, claim, lawsuit, arbitration or other proceeding before any court or Governmental Body in any jurisdiction other than for the ordinary course collections for accounts receivable due and payable to any of the Acquired Companies;

(q)                                 materially reduce the amount of any insurance coverage provided to any of the Acquired Companies by existing insurance policies or self-insurance programs;

(r)                                    make any loan, advance or capital contribution to any person other than (i) in respect of the purchase of goods for inventory and other materials (including capital expenditures otherwise permitted by Section 4.1(e)) in the Ordinary Course of Business,

(ii) employee advances in the Ordinary Course of Business and (iii) capital contributions between Acquired Companies in the Ordinary Course of Business;

(s)                                  enter into any agreement or commitment that would subject Parent or the Surviving Corporation or any of their respective subsidiaries to any noncompetition or other material restrictions on any of their respective businesses following the Effective Time;

(t)                                    enter into any agreement or commitment the effect of which would be to grant to a third party following the Effective Time any actual or potential right of license of any material Company Intellectual Property Rights, in any case, other than in the Ordinary Course of Business;

(u)                                 adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization not among the Transactions;

(v)                                 make any change in any method of accounting or accounting practice or policy other than as required by GAAP or applicable Legal Requirements;

(w)                               create or assume any mortgage, pledge or Lien, other than a Permitted Lien or as required by applicable Legal Requirements, on any assets or properties of any of the Acquired Companies, except, in the case of intangible assets, as otherwise permitted under this Section 4.1;

(x)                                   waive, release or assign any rights that are material, individually or in the aggregate, to any of the Acquired Companies, or make any payments, direct or indirect, of any material debts or claims before the same come due in accordance with their terms; or

(y)                                 agree or commit to do any of the foregoing.

Notwithstanding the foregoing, with respect to any action that (A) is not prohibited by the terms of Sections 4.1(c) or (j) (each, a “Permitted Action”) but (B) would be prohibited thereby if such Sections did not contain one or more exceptions set forth therein, the Company shall (or the Company shall cause the Acquired Companies to) advise and consult with the Chief Executive Officer of the Parent prior to taking such Permitted Action; provided, however, that this sentence shall in no event prohibit any of the Acquired Companies from taking a Permitted Action.

4.2                                 No Solicitation.

(a)                                  Except as set forth in this Section 4.2, from and after the date of this Agreement until the earlier to occur of the Effective Time of the Merger or termination of this Agreement pursuant to its terms, the Company will not, nor shall it authorize or permit the Acquired Companies and each of its or their directors, officers, representatives, investment bankers, agents and affiliates (collectively, “Representatives”) to, directly or indirectly, (a) solicit or encourage submission of any Acquisition Proposal (as defined below) by any Person, entity or group (other than Parent and its Affiliates, and their Representatives) or

(b) participate in any discussions or negotiations with, or disclose any non-public information concerning any Acquired Company to, or afford access to the properties, books, or records of any Acquired Company, or otherwise assist or facilitate, or enter into any agreement or understanding with, any Person, entity or group (other than Parent and its Affiliates, and their Representatives) in connection with any Acquisition Proposal with respect to any Acquired Company.

(b)                                 Notwithstanding the foregoing, the Company may, but only if and to the extent that the Company Board concludes in good faith, after the receipt of advice of its outside legal counsel, that its fiduciary obligations require it to do so, in response to a bona fide, unsolicited Acquisition Proposal made or received after the date of this Agreement (including, without limitation, an Acquisition Proposal received from a person with whom the Company had discussions or to whom the Company furnished information prior to the date hereof) that the Board of Directors of the Company or any committee determines in good faith after consultation with its outside counsel and its financial advisors is a Superior Proposal (as defined below), in each case that did not follow a breach by the Company of this Section 4.2, and subject to compliance with Section 4.2(d):

(i)                                     furnish information with respect to the Company to the person making such Acquisition Proposal and its Representatives, provided, that (A) (1) concurrently with furnishing any such information to such party, it gives Parent written notice of its intention to furnish such information and (2) it receives from the third party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such third party on its behalf, the terms of which are at least as restrictive as the terms contained in any confidentiality agreement by and between the Company and Parent and (B) contemporaneously with furnishing any such nonpublic information to such third party, it furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished); and

(ii)                                  participate in discussions or negotiations with such person and its Representatives regarding any Acquisition Proposal, provided, that concurrently with entering into negotiations with such third party, it gives Parent written notice of its intention to enter into negotiations with such third party; and

(iii)                               withhold, withdraw, amend or modify its recommendation in favor of this Agreement, the Merger and the other Transactions (any of the foregoing actions, whether by the Company Board or a committee thereof, a “Change of Recommendation”) or reach a decision to terminate this Agreement pursuant to Section 8.1(e) (whether by the Company Board or a committee thereof, a “Termination Decision”), provided, however, that the Company Board may effect a Change of Recommendation or Termination Decision only if (A) a Superior Proposal with respect to the Company has been made and has not been withdrawn; (B) the Required Shareholder Approval has not been obtained; (C) the Company Board has concluded in good faith, after receipt of advice of its outside legal counsel, that, in light of such Superior Proposal, its fiduciary obligations require the Company Board to effect a Change of Recommendation or Termination Decision; (D) the Company shall have (1) provided to Parent written notice (the “Recommendation/Termination Notice”) which shall state expressly (a) that it has received a Superior Proposal, (b) the material terms and conditions of the Superior Proposal and the identity of the person or group making the Superior Proposal, and (c) that it intends to effect a Change of Recommendation or Termination Decision and the manner in which it intends to do so; (E) the Company shall have provided to Parent a copy of all written materials delivered by the Company or its Representatives to the Person making the Superior Proposal in connection with such Superior Proposal; (F) the Parent shall not have provided to the Company within three (3) Business Days of its receipt of the notice delivered by the Company pursuant to clause (D) above, with the intent to be legally bound thereby, a written offer to consummate a transaction between the Company and Parent (or proposed amendments to this Agreement) on terms superior to the Company than the Superior Proposal (taking into account the factors considered by the Company Board in connection with the Superior Proposal in making its determination to send the Recommendation/Termination Notice); and (G) the Company shall not have breached in any material respect any of the provisions set forth in this Section 4.2.

(c)                                  Neither the Board of Directors of the Company nor any committee thereof shall:

(i)                                     except as set forth in this Section 4.2, withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or the Merger Sub, the approval or recommendation by the Board of Directors of the Company or any such committee of this Agreement or the Merger; or

(ii)                                  adopt, approve or recommend, or propose to adopt, approve or recommend, any Acquisition Proposal.

Notwithstanding the foregoing, the Board of Directors of the Company or any committee thereof may, in response to a Superior Proposal that did not follow a breach by the Company of this Section 4.2, to the extent the Company Board or any committee thereof, respectively, determines in good faith, after consultation with its outside counsel, that its fiduciary obligations require it to do so, (A) take any of the actions referred to in clauses (i) or (ii) of this Section 4.2(c) and (B) terminate this Agreement pursuant to, and subject to the provisions of, Section 8.1(e).

(d)                                 The Company shall promptly notify Parent orally, with written confirmation to follow within two (2) Business Days, of any Acquisition Proposal or any request for nonpublic information in connection with, or that would reasonably be expected to lead to, any Acquisition Proposal and of any material modifications to any Acquisition Proposal, such notice to include all written materials delivered to the Company by the person making such inquiry or Acquisition Proposal and in any case the identity of such person and a description of the terms of such Acquisition Proposal.

(e)                                  Notwithstanding any other provision of this Section 4.2, the Company shall not be obligated to disclose any information to Parent to the to the extent that the Company is advised by legal counsel that the furnishing of such information would violate a currently existing contractual obligation of the Company.

(f)                                    For purposes of this Agreement:

(i)                                     “Acquisition Proposal” means any inquiry, proposal or offer relating to (i) any merger or consolidation, any sale, transfer or exclusive license of substantial assets of the Company, or similar transactions involving any Acquired Company, or (ii) any sales or issuances by any Acquired Company of any capital stock, debt or options, warrants or other rights with respect thereto (including in a financing transaction or by way of a tender offer or an exchange offer), other than issuances of Company Stock Options in the Ordinary Course of Business, debt incurred in Ordinary Course of Business, and issuances of Company Capital Stock upon exercise of Company Stock Options and Company Warrants not issued in violation of this Agreement.

(ii)                                  “Superior Proposal” means any unsolicited, bona fide written proposal made by a third party to acquire more than 50% of the equity securities or more than 50% of the assets of the Company, pursuant to a tender or exchange offer, a merger, a consolidation or a sale of its assets, (i) on terms which the Board of Directors or any special committee thereof determines in its good faith judgment to be more favorable from a financial point of view to the holders of Company Capital Stock than the transactions contemplated by this Agreement (after consultation with its financial advisors), taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by Parent to amend the terms of this Agreement), (ii) that in the good faith judgment of the Board of Directors or any committee thereof is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal and (iii) for which any required financing is committed (or, in the case of Section 4.2(a) only, with respect to which the Board of the Directors of the Company in good faith concludes, after consultation with its financial advisors, that any required financing is reasonably likely to be available).

ARTICLE V
ADDITIONAL AGREEMENTS

5.1                                 Registration Statement on Form S-8.  As soon as practicable, but in no event later than forty-five (45) days after the Closing Date, Parent will file with the Securities and Exchange Commission a registration statement on Form S-8 registering that number of shares of Parent Common Stock equal to the maximum number of Option Shares (the “S-8 Filing”); provided, however, in the event of a circumstance beyond Parent’s control, including, without limitation (i) a delay in obtaining necessary consent from auditors or (ii) issues relating to the financial presentation of the Company, Parent shall use commercially reasonable efforts to resolve such circumstance and complete the S-8 Filing as soon as practicable after resolution thereof.

5.2                                 Shareholder Approval and Notification.  As promptly as practicable after the execution of this Agreement, the Company shall prepare and deliver to the Company

Shareholders the Information Statement and shall use commercially reasonable efforts, in accordance with the WBCA, and the Company Charter Documents, to obtain the adoption by the Company Shareholders of this Agreement and the approval by the Company Shareholders of the Merger in accordance with Section 1.7 hereof.  Subject to the provisions of Section 4.2, the Company shall take all commercially reasonable action necessary, in accordance with the WBCA and its articles of incorporation and bylaws, to cause the Company Shareholders to consider and act upon this Agreement and the Merger as soon as practicable.  Parent shall provide such public information about Parent that the Company shall reasonably request.  The Company shall provide the Company Shareholders with the notice required by Chapter 23B.13 of the WBCA as soon as practicable, and in any event within three (3) Business Days, after obtaining the written consent of the Company Shareholders required by the Company’s articles of incorporation and bylaws and by the WBCA to approve this Agreement and the Merger.

5.3                                 Access to Information.  The Company shall afford Parent and its accountants, legal counsel and other representatives reasonable access to, and permit them to make such inspections as they may reasonably require of, during reasonable business hours during the period from and after the date this Agreement until the earlier of the Effective Time or the termination of this Agreement pursuant to its terms, the properties, books, Contracts, and records of the Acquired Companies, and the Company shall, and will cause each Acquired Company to, furnish promptly to Parent and its accountants, legal counsel and other representatives all information concerning the business, properties and personnel of the Acquired Companies as Parent may reasonably request; provided, however, that any such investigation shall be conducted in such manner as not to interfere unreasonably with the operations of the businesses of the Acquired Companies.  No information or knowledge obtained in any investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

5.4                                 Confidentiality.  The Parties acknowledge that the Company and Parent have previously executed a Mutual Nondisclosure Agreement dated August 26, 2004 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

5.5                                 Public Disclosure.  Unless otherwise required by law (including securities laws) or, as to Parent, by the rules and regulations of the Nasdaq National Market, prior to the Effective Time, no disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement shall be made by any Party hereto (other than disclosures to Company Shareholders pursuant to Section 5.2) unless approved by Parent and the Company prior to release, provided that promptly after execution hereof Parent shall prepare, subject to review and approval by the Company, a press release announcing the execution hereof.  If any such press release or public announcement is so required by law, the Party making such disclosure shall consult with the other party prior to making such disclosure, and the Parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure that is satisfactory to the Parties.

5.6                                 Consents; Notices.  The Company shall promptly apply for or otherwise seek and use its commercially reasonable efforts to obtain all consents, waivers and approvals set forth in Section 2.5 and Section 5.6 of the Company Disclosure Schedule.

5.7                                 Legal Conditions to the Merger.  Each of Parent, Merger Sub and the Company will take all reasonable actions necessary to comply promptly with all Legal Requirements which may be imposed on such Party with respect to the Merger and will promptly cooperate with and furnish information to any other Party hereto in connection with any such requirements imposed upon such other Party in connection with the Merger.  Each Party will take all reasonable actions to obtain (and will cooperate with the other Parties in obtaining) any consent, authorization, order or approval of or any registration, declaration or filing with, or an exemption by, any Governmental Body required to be obtained or made by such Party or its subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

5.8                                 HSR Regulatory Filings.  As soon as reasonably practicable, but in no event later than two (2) Business Days after the date of this Agreement, the Company and Parent each shall file with the U.S. Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “DOJ”) Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any other applicable jurisdiction.  The Company and Parent each shall promptly (a) supply the other with any information which may be required in order to effectuate such filings and (b) supply any additional information which reasonably may be required by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate.  Each of the Company and Parent will notify the other promptly upon the receipt of (i) any comments from any officials of the FTC or the DOJ in connection with any filings made pursuant hereto and (ii) any request by any officials of the FTC or the DOJ for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any legal requirements, including the requirements of the HSR Act.  Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to this Section 5.8, the Company or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable governmental entity such amendment or supplement.  Each of the Company and Parent shall give the other party prompt notice of the commencement or known threat of commencement of any proceeding by or before any Governmental Body with respect to the Merger or any of the other transactions contemplated by this Agreement, keep the other party informed as to the status of any such proceeding or threat, and in connection with any such proceeding, each of the Company or Parent will permit authorized representatives of the other party to be present at each meeting or conference relating to any such proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such proceeding.

5.9                                 Commercially Reasonable Efforts; Additional Documents and Further Assurances.  Each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable effects to accomplish the following: (a) the taking of all acts necessary to cause the conditions precedent set forth in Article VI to be satisfied; (b) the obtaining of all necessary consents, approvals or waivers from third parties; (c) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Body vacated or reversed; and (d) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

5.10                           Notification of Certain Matters.  From the Agreement Date until the Effective Time, the Company shall promptly, and in any event within two (2) Business Days notify Parent (i) if any of the Acquired Companies receives any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger; (ii) if any of the Acquired Companies receives any notice or other communication from any Governmental Body in connection with the Merger; or (iii) if any change or circumstance occurs that could reasonably be expected to delay or impede the ability of the Company to perform its obligations pursuant to this Agreement and to effect the consummation of the Merger and the other Transactions.  Prior to the Closing, and except with respect to any matters already disclosed to Parent pursuant to the preceding sentence, the Company shall notify Parent if any change or circumstance occurs (or fails to occur) or any of the Acquired Companies receives any notice or other communication that, had it occurred on or before the date of this Agreement, would have been required to be disclosed to Parent pursuant to Article II of this Agreement.  From the Agreement Date until the Effective Time, Parent shall promptly, and in any event within two (2) Business Days, notify the Company (i) if Parent or Merger Sub receives any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger; (ii) if Parent or Merger Sub receives any notice or other communication from any Governmental Body in connection with the Merger; or (iii) if any change or circumstance occurs that could reasonably be expected to delay or impede the ability of the Parent or Merger Sub to perform their respective obligations pursuant to this Agreement and to effect the consummation of the Merger and the other Transactions.  The delivery of any notice pursuant to this Section 5.10 shall not limit or otherwise affect any remedies available to the Party receiving such notice or affect the representations, warranties, covenants or agreements of the Parties or conditions to the obligation of the Parties under this Agreement.

5.11                           Employee Benefits.  During the one-year period from and after the Effective Time, Parent shall provide the employees of the Company who continue their employment with the Surviving Corporation or who become employees of Parent or any subsidiary of Parent (“Continuing Employees”) with non-equity employee benefits relating to health, dental and similar benefits that are either (i) the same or substantially similar in all material respects in the aggregate as those similar employee benefits provided by the Company as of the date of this Agreement or (ii) the same or substantially similar in all material respects in the aggregate as those similar employee benefits as may be provided to similarly situated employees of Parent.  It is also Parent’s intention to recognize, or to cause the Surviving Corporation to recognize, the prior service with the Company of the Continuing Employees in connection with some or all employee benefit plans following the Effective Time, for purposes of eligibility, vesting and levels of benefits, except to the extent that such service credit will result in benefit accrual, the duplication of benefits or otherwise inappropriate benefits.

5.12                           Indemnification and Insurance.

(a)                                  Parent will, or will cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company pursuant to (i) each indemnification agreement in effect on the date of this Agreement between the Company and each person who is or was a director or officer of any of the Acquired Companies and (ii) any indemnification provision under the Company Charter Documents as in effect on the date of this Agreement (the persons to be indemnified pursuant to the agreements and provisions referred to in clauses (i) and (ii) of this Section 5.12(a) shall be referred to as, collectively the “Company Indemnified Parties”).  The articles of incorporation and bylaws of the Surviving Corporation shall contain provisions with respect to indemnification and exculpation from liability substantially similar to those set forth in the Company Charter Documents as in effect on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would materially adversely affect the rights thereunder of any Company Indemnified Party.

(b)                                 For a period of six (6) years after the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect the existing directors’ and officers’ liability insurance policy (the “D&O Tail Policy”) placed prior to the Closing and administered through the Company’s current insurance broker, covering those persons (the “Policy Beneficiaries”) who are covered as of the date of this Agreement by the Company’s directors’ and officers’ liability insurance policy (a copy of which has been heretofore been made available to the Parent) with coverage in amount and scope at least as favorable to such persons as the Company’s existing coverage.  Parent will execute a broker representation letter in favor of Company’s current insurance broker.  The Company will deliver to Parent a fully completed application for the D&O Tail Policy two (2) Business Days prior to the Closing.

5.13                           FIRPTA Certificates.  Prior to the Effective Time, the Company shall deliver to Parent a certificate in the form attached hereto as Exhibit H establishing that the Company is not a “U.S. real property interest” for purposes of Section 897 of the Code (such certificate, the “FIRPTA Certificate”).

5.14                           Employees.  No more than five days prior to the Closing, the Company will provide Parent a complete and accurate list as of the date of such list of the following information for the then current employees (including part-time employees and temporary employees) and independent contractors of the Acquired Companies, including each employee and independent contractor on leave of absence or layoff status: employer; name; job title; date of employment; current compensation; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any Company Employee Plan.

5.15                           Plan Termination.  Upon reasonable prior notice to the Company from Parent, Company shall terminate the Company’s 401(k) plan, effective the day immediately preceding the Effective Time.  The Company shall not terminate the Company’s 401(k) plan unless and until such notice is given by Parent.

5.16                           Payout Schedule.  At least two (2) Business Days prior to Closing, the Company shall prepare and deliver to the Payment Agent and Parent a schedule which shall set forth a calculation of (a) an amount equal to the Merger Cash less the Escrow Cash to be distributed to the Escrow Contributors, (b) by Escrow Contributor, an amount equal to the Merger Cash less the Escrow Cash to be distributed to each Escrow Contributor and (c) by Escrow Contributor, the percentage of the Escrow Fund and the Defense Fund each Escrow Contributor may be entitled to receive following the One Year Escrow Termination Time and the Two Year Escrow Termination Time pursuant to the Payment Agent Agreement and subject to Section 1.8(b), such calculations to be based on the updated information provided in the certificate of the chief executive officer of the Company to be delivered pursuant to Section 6.2(c)(ii).

5.17                           Company Stock Options.  The Company intends to solicit consents from its optionees with respect to the net exercise of options, the merger consideration to be received by holders of Company Stock Options, and the treatment of Company Stock Options as an effect of the Merger, and Parent agrees that the Company shall have discretion with respect to the substance and procedures for such solicitation so long as the substance of such consents and the procedures in connection therewith do not subject the Company or Parent to additional liabilities or adverse consequences.

ARTICLE VI
CONDITIONS TO CLOSING

6.1                                 Conditions to Obligations of the Company.  The obligations of the Company to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a)                                  Representations, Warranties and Covenants.  The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date (except in each case (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (ii) for changes contemplated by this Agreement, and (iii) where the failure to be true and correct when taken as a whole, has not had, and is not reasonably likely to have, a Material Adverse Effect on Parent or Merger Sub).

(b)                                 Agreements and Covenants.  Parent and Merger Sub shall have performed or complied in all material respects with each agreement and covenant required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c)                                  Officer’s Certificate.  An executive officer of Parent shall deliver to the Company at the Closing a certificate certifying that conditions specified in Sections 6.1(a) and (b) have been fulfilled.

(d)                                 Shareholder Approval.  This Agreement shall have been adopted, and the Merger and the Transactions contemplated hereby shall have been approved, by the Company Shareholders by the requisite vote under applicable law and the Company Charter.

(e)                                  Legal Opinion.  The Company shall have received from Frederic A. Randall, Jr., Executive Vice President, General Counsel and Secretary of Parent, legal counsel to Parent and Merger Sub, the opinions listed on Exhibit I, subject to customary form, exceptions and assumptions.

(f)                                    No Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by any Governmental Body seeking any of the foregoing be pending.

(g)                                 No Order or Illegality.  No Governmental Body shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(h)                                 Hart-Scott-Rodino Act.  All waiting periods under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early.

6.2                                 Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a)                                  Representations and Warranties.  The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date (except in each case (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (ii) for changes contemplated by this Agreement, and (iii) where the failure to be true and correct when taken as a whole, has not had, and is not reasonably likely to have, a Material Adverse Effect on the Company) (except that the standard of clause (iii) shall in no case modify the requirement that any representation or warranty of the Company set forth in Section 2.4 or clause (a)(i) of Section 2.5 shall be true and correct).

(b)                                 Agreements and Covenants.  The Company shall have performed or complied in all material respects with each agreement and covenant required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)                                  Officer’s Certificate.  The chief executive officer of the Company shall deliver to Parent and Merger Sub at the Closing a certificate (i) certifying that the conditions specified in Sections 6.2(a) and (b) have been fulfilled and (ii) setting forth an accurate statement of any changes to the representations and warranties set forth in Sections 2.3(a) and 2.3(b), in each case as of the Effective Time.

(d)                                 Shareholder Approval.  This Agreement shall have been adopted, and the Merger and the transactions contemplated hereby shall have been approved, by the Company Shareholders by the requisite vote under applicable law and the Company Charter.

(e)                                  Third Party Consents.  Parent shall have been furnished with evidence reasonably satisfactory to it that the Company has obtained the consents, approvals and waivers set forth in Section 6.2(e) of the Company Disclosure Schedule.

(f)                                    Director and Officer Resignations.  To the extent requested by Parent, the incumbent directors and officers of each domestic Company Subsidiary shall have delivered letters of resignation to Parent, which letters shall provide for the effectiveness of such resignations upon the Effective Time.

(g)                                 Legal Opinion.  Parent shall have received (i) from Wilson Sonsini Goodrich & Rosati, P.C., legal counsel to the Company, the opinions listed on Exhibit J, subject to customary form, exceptions and assumptions and (ii) from Bradley D. Toney, the opinions listed on Exhibit K, subject to customary form, exceptions and assumptions.

(h)                                 No Material Adverse Effect.  There shall not have occurred any Material Adverse Effect since the date of this Agreement with respect to the Company.

(i)                                     No Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by any Governmental Body seeking any of the foregoing be pending.

(j)                                     No Order or Illegality.  No Governmental Body shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(k)                                  Hart-Scott-Rodino Act.  All waiting periods under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early.

ARTICLE VII
SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION ESCROW

7.1                                 Survival of Representations, Warranties and Covenants.

(a)                                  Except with respect to the representations and warranties of the Company set forth in Sections 2.3 (Capital Structure) and 2.10 (Tax Matters), which shall survive until, and shall terminate at, 11:59 p.m., Pacific time on the twenty four (24) month anniversary of the Closing Date (the “Two Year Escrow Termination Time”) the representations and warranties of the Company contained in this Agreement, or in any certificate, schedule or other instrument delivered pursuant to this Agreement, shall terminate at 11:59 p.m. Pacific Time on the twelve (12) month anniversary of the Closing Date (the “One Year Escrow Termination Time”).  The representations and warranties of Parent and Merger Sub contained in this Agreement, or in any certificate, schedule or other instrument delivered by Parent or Merger Sub pursuant to this Agreement, shall terminate at the Effective Time.

(b)                                 For purposes of this Article VII and the Escrow Agreement, in determining whether there is any breach or inaccuracy of any representation or warranty in this Agreement (other than a representation or warranty contained in Section 2.6(c) or Section 2.27) and the amount of any Losses (as defined below) as a result of such breach or inaccuracy, any qualifications or limitations as to materiality (whether by reference to Material Adverse Effect or otherwise) contained in such representation or warranty shall be disregarded.

7.2                                 Indemnification; Escrow Arrangements.

(a)                                  Escrow Fund.  Subject to the other provisions of this Article VII, after the Effective Time, the Parent (including the Surviving Corporation after the Effective Time) and its officers, directors, employees, agents, controlling Persons and Affiliates, successors and assigns (the “Covered Parties”) shall be indemnified and held harmless for, and shall be entitled to recover from the Escrow Fund, any and all losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys’ fees and expenses of investigation and defense relating to such loss, liability, damage, deficiency, cost or expense (hereinafter individually a “Loss” and collectively “Losses”) incurred or suffered by the Covered Parties, or any of them, directly or indirectly, including as a result of claims by third parties, as a result of (i) any breach or inaccuracy of a representation, warranty, covenant or agreement of the Company contained in this Agreement (or in any certificate, schedule or other instrument delivered by the Company pursuant to this Agreement), (ii) any failure by the Company to perform or comply with any covenant required to be performed by it prior to the Effective Time and contained in this Agreement or any Transaction Agreement to which it is a party, (iii) unless the holders of at least ninety percent (90%), on an as-converted basis, of the shares of Company Capital Stock outstanding immediately prior to the Effective Time delivered Consents prior to the Effective Time, an amount equal to fifty percent (50%) of the difference of the payments made as the result of the exercise of dissenters’ rights under the WBCA by any Company Shareholder less the payments such Company Shareholder would otherwise have been entitled to receive pursuant to Section 1.8, (iv) any amount over seventy five thousand dollars ($75,000) payable by the Acquired Companies in respect of the contract set forth on Section 7.2(a)(iv) of the Company Disclosure Schedule (such amount, the “Excess Contract Amount”), and (v) the amount, if any, of the Transaction Expense Excess Amount for which no adjustment was made to the Purchase Price (each of the foregoing, hereinafter individually a “Covered Event” and collectively, the “Covered Events”); provided, however, that the Covered Parties shall use commercially reasonable efforts to mitigate such Losses; provided further, however, Losses shall not include (i) any amounts for which any Covered Party is actually reimbursed under any insurance policy of the Company or Parent; (ii) any amounts incurred in connection with investigating or defending any claims that are finally determined not to create any claim for Losses; (iii) any tax benefit actually received or reasonably expected to be received by a Covered Party as a result of such Losses the amount of which shall be limited to the actual reduction in cash payments for Taxes in the same year such Losses were incurred by the Covered Party in connection therewith; and (iv) in the case of any third party claims, any amount actually recovered by, or offset against amounts due from, the Covered Parties pursuant to counterclaims made by the Covered Parties arising from the facts asserted to give rise to such third party claims.  Except for claims for equitable relief and fraud, recovery out of the Escrow Fund pursuant to this Section 7.2(a) shall be the sole and exclusive remedy of the Covered Parties for any Covered Event.  Indemnity Claims under this Agreement (other than with respect to Two Year Indemnity Claims) may not be made after the One Year Escrow Termination Time.   Indemnity Claims with respect to Two Year Indemnity Claims may not be made after such Two Year Escrow Termination Time.  Notwithstanding the forgoing, if an Indemnity Claim has been delivered pursuant to the terms of the Escrow Agreement prior to the One Year Escrow Termination Time (or, in the case of any Two Year Indemnity Claim, prior to the Two Year Escrow Termination Time), such Indemnity Claim shall survive until such time as it is resolved pursuant to the terms of the Escrow Agreement.

(b)                                 Escrow Agreement.  On or prior to the Closing Date, the parties shall execute the Escrow Agreement substantially in the form attached as Exhibit L (the “Escrow Agreement”) and the Payment Agent Agreement.

(c)                                  Limitations on Claims from Escrow Fund.  The Covered Parties shall not be entitled to recovery of Losses under this Section 7.2 unless and until the Covered Parties have paid or incurred Losses in excess of $200,000.00 in the aggregate (the “Basket Amount”), in which case the Covered Parties shall be entitled to recover the aggregate amount of all Losses in excess of $200,000.00; provided, however, that claims for recovery of Losses in respect of (i) claims for breach or inaccuracy of the representations and warranties of the Company set forth in Sections 2.3 (Capital Structure) and 2.10 (Tax Matters), (the claims described by this clause (i), “Two Year Indemnity Claims”) (ii) claims for equitable relief, (iii) claims with respect to fraud, (iv) unless the holders of at least ninety percent (90%), on an as-converted basis, of the shares of Company Capital Stock outstanding immediately prior to the Effective Time delivered Consents prior to the Effective Time, an amount equal to fifty percent (50%) of the difference of the payments made as the result of the exercise of dissenters’ rights under the WBCA by any Company Shareholder less the payments such Company Shareholder would otherwise have been entitled to receive pursuant to Section 1.8, (v) the amount, if any, of the Transaction Expense Excess Amount for which no adjustment was made to the Purchase Price and (vi) the Excess Contract Amount (collectively, “Special Damages”) , shall not be subject to the Basket Amount limitation, and such claims shall not count toward satisfaction of the Basket Amount for purposes of other claims for recovery of Losses.

7.3                                 Shareholder Representative.

(a)                                  In the event that the Merger is approved by the Company Shareholders, effective upon such approval, and without further act of any Escrow Contributor, the Shareholder Representative shall be appointed as the agent and attorney-in-fact for and on behalf of the Escrow Contributors, to give and receive notices and communications, to authorize delivery or payment to Parent of Escrow Cash from the Escrow Fund in satisfaction of claims by Parent, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to such claims, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Shareholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement.  Such agency may be changed by the Escrow Contributors from time to time upon not less than thirty (30) days prior written notice to Parent and the Escrow Agent.  In the absence of any other affirmative indication by the Escrow Contributors, “Shareholder Representative” shall mean the collective group of individuals (excluding Michael Smith) that formed the Company’s Board of Directors  immediately prior to the Effective Time (or their successors appointed or elected in the same manner as would apply if the Organizational Documents of the Company existing immediately prior to the Closing were still in effect as of the time of the appointment or election), acting as a committee and making decisions by majority vote but acting for all purposes hereunder through a named sole contact person.  Upon any change in the contact person, the Shareholder Representative shall promptly provide the Escrow Agent with a signature specimen.  No bond shall be required of the Shareholder Representative, and the Shareholder Representative shall not receive compensation for its services.  Notices or communications to or from the Shareholder Representative shall constitute notice to or from the Escrow Contributors.

(b)                                 The Shareholder Representative shall not be liable for any act done or omitted hereunder or under the Escrow Agreement or the Payment Agent Agreement as the Shareholder Representative while acting in good faith.  The Escrow Contributors on whose behalf the Escrow Cash was contributed to the Escrow Fund shall indemnify the Shareholder Representative and hold the Shareholder Representative harmless against any loss, liability or expense incurred without bad faith on the part of the Shareholder Representative and arising out of or in connection with the acceptance or administration of the Shareholder Representative’s duties hereunder and under the Escrow Agreement or the Payment Agent Agreement, including the reasonable fees and expenses of any legal counsel retained by the Shareholder Representative.

(c)                                  A decision, act, consent or instruction of the Shareholder Representative pursuant to this Agreement or under the Escrow Agreement or the Payment Agent Agreement shall be final, binding and conclusive upon the Escrow Contributors; and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Shareholder Representative as being the decision, act, consent or instruction of the Escrow Contributors.  The Escrow Agent and Parent are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholder Representative.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

8.1                                 Termination.  Except as provided in Section 8.2 below, this Agreement may be terminated and the Merger abandoned at any time prior to the Closing Date:

(a)                                  by mutual written consent executed and delivered by the Company and Parent;

(b)                                 by either Parent or the Company if: (i) the Closing Date has not occurred by the date that is sixty (60) days following the date of this Agreement (the “Closing Deadline”) as a result of a condition to Closing not having been satisfied prior to such date or otherwise (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose failure to fulfill any agreement or covenant required hereunder to be performed by such Party at or prior to the Effective Time has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date and such action or failure constitutes a breach of this Agreement); (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Body that would make consummation of the Merger illegal; provided, however, that if the Closing has not occurred by the Closing Deadline solely due to the failure by the Company to satisfy the conditions set forth in Sections 6.2(a) or 6.2(b) or by Parent to satisfy the conditions set forth in Sections 6.1(a) or 6.1(b) and such breach is curable within thirty (30) days through the exercise of commercially reasonable efforts, then so long as such breaching Party continues to exercise such commercially reasonable efforts, the Closing Deadline shall be extended for thirty (30) days.

(c)                                  by Parent if it is not in material breach of its representations, warranties, covenants or agreements under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company and as a result of such breach the conditions set forth in Section 6.2(a) or 6.2(b), as the case may be, would not then be satisfied; provided, however, that if such breach is curable by the Company within thirty (30) days through the exercise of its commercially reasonable efforts, then for so long as the Company continues to exercise such commercially reasonable efforts Parent may not terminate this Agreement under this Section 8.1(c) unless such breach is not cured within thirty (30) days (but no cure period shall be required for a breach which by its nature cannot be cured);

(d)                                 by the Company if it is not in material breach of its representations, warranties, covenants or agreements under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent or Merger Sub and as a result of such breach the conditions set forth in Section 6.1(a) or 6.1(b), as the case may be, would not then be satisfied; provided, however, that if such breach is curable by Parent or Merger Sub within thirty (30) days through the exercise of its commercially reasonable efforts, then for so long as Parent or Merger Sub continues to exercise such commercially reasonable efforts the Company may not terminate this Agreement under this Section 8.1(d) unless such breach is not cured within thirty (30) days (but no cure period shall be required for a breach which by its nature cannot be cured); and

(e)                                  by the Company, prior to obtaining the Required Shareholder Approval, in order to enter a definitive acquisition agreement providing for a Superior Proposal promptly following the termination of this Agreement, if the Board of Directors of the Company (or any committee thereof) in response to such Superior Proposal that did not follow a breach of Section 4.2 determines in good faith after consultation with its outside counsel, that its fiduciary obligations require it to terminate this Agreement; provided that (i) the Company has, at least three (3) Business Days prior to such termination, notified Parent in writing that it has received a Superior Proposal and intends to enter into a definitive acquisition agreement providing for the consummation of such Superior Proposal (such notice to include a description in reasonable detail of the material terms of such Superior Proposal) and (ii) Parent shall not have made, within three (3) Business Days of receipt of such notice, a binding written offer that causes the Board of Directors of the Company (or any committee thereof) to no longer be able to determine in good faith, after consultation with its financial advisors and its legal counsel, that such Superior Proposal remains a Superior Proposal.

8.2                                 Effect of Termination; Termination Fee.  Except as set forth in Sections 8.1(c), 8.1(d) and 8.1(e), any termination of this Agreement under Section 8.1 above will be effective immediately upon the delivery of written notice of the terminating Party to the other parties hereto.  In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect, except (a) as set forth in this Section 8.2 and Article IX (general provisions, including expenses), each of which shall survive the termination of this Agreement, and (b) nothing herein shall relieve any Party from liability for any willful breach of this Agreement.  No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement.  In the event of a termination of this Agreement by the Company pursuant to Section 8.1(e), the Company shall pay Parent a termination fee of $3,000,000.00 at the time of such termination, and such termination shall not be effective until the termination fee has been paid.  In the event of a termination of this Agreement by the Company pursuant to Section 8.1(b)(i) (other than as a result of Parent’s failure to satisfy the conditions set forth in Sections 6.1(a), (b), (c), (e) or (h)) and a Superior Proposal has been received by the Company prior to such termination and the Company enters in a definitive agreement relating to such Superior Proposal within six (6) months of such termination, then the Company shall pay Parent a termination fee of $3,000,000.00, such fee to be paid at the time of execution of such definitive agreement.

8.3                                 Amendment.  Except as is otherwise required by applicable law, prior to the Closing, this Agreement may be amended at any time by execution of an instrument in writing signed by Parent and the Company; provided, however, that (i) any amendment that affects the rights, duties or responsibilities of the Escrow Agent set forth in Section 7.2 hereunder may not be amended without the consent of the Escrow Agent, (ii) any amendment that affects the rights, duties or responsibilities of the Shareholder Representative set forth in Section 7.3 hereunder may not be amended without the consent of the Shareholder Representative and (iii) after the adoption of this Agreement by the Company Shareholders, no amendment may be made which reduces the Merger Cash or which effects any changes which would materially adversely affect the Company Shareholders without the further approval of the Company Shareholders.

8.4                                 Extension; Waiver.  At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other Party hereto, (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein.  Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

ARTICLE IX
GENERAL PROVISIONS

9.1                                 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, next day delivery, or sent via facsimile (receipt confirmed) to the parties at the following addresses or facsimile numbers (or at such other address or facsimile numbers for a party as shall be specified by like notice):

(a)                                  if to Parent or Merger Sub, to:

United Online, Inc.

21301 Burbank Boulevard

Woodland Hills, California 91367

Attn: General Counsel
Telephone No.: (818) 287-3315
Facsimile No.: (818) 287-3010

with a copy to:

Skadden, Arps, Slate, Meagher & Flom, LLP

300 South Grand Avenue, 34th Floor

Los Angeles, California 90071

Attention:  Brian J. McCarthy

Facsimile No.:  (213) 621-5070

(b)                                 If to the Company to:

Classmates Online, Inc.

2001 Lind Avenue S.W., Suite 500

Renton, Washington 98055

Attention:  Brad Toney

Email: brad.toney@classmates.com

Facsimile No.: (425) 271-5595

with a copy to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
701 Fifth Avenue, Suite 5100
Seattle, Washington 98104
Attention:                 G. Scott Greenburg, Esq.

Patrick J. Schultheis, Esq.

Facsimile No.: (206) 883-2699

(c)                                  If to the Shareholder Representative to:

Randal G. Conrads
21819 144th Avenue Southeast
Kent, Washington 98042

9.2                                 Expenses.

(a)                                  Except as set forth in this Section 9.2, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees and expenses.

(b)                                 If the Merger is consummated, Parent shall pay any and all Transaction Expenses of the Acquired Companies at Closing.

9.3                                 Interpretation; Definitions.  When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated.  When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement.  Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity.  Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.  The Schedules and Exhibits to this Agreement, including the Company Disclosure Schedule, constitute a part of this Agreement and are incorporated into this Agreement for all purposes as if fully set forth herein.

9.4                                 Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

9.5                                 Entire Agreement; Third Party Beneficiaries.  This Agreement and the documents and instruments and other agreements among the Parties hereto as contemplated by or referred to herein, including the Company (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other Person (including any of the Company Shareholders or the employees of the Acquired Companies) any rights or remedies hereunder; provided, however, that (a) the provisions of Section 7.2 are intended for the benefit of the Covered Parties, (b) the provisions of Section 5.1 are intended for the benefit of the holders of the Unvested Company Stock Options, and (c) the provisions of Section 5.12 are intended for the benefit of the Company Indemnified Parties and the Policy Beneficiaries.

9.6                                 Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.7                                 Other Remedies; Specific Performance.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

9.8                                 Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Washington, without giving effect to any choice of law or conflict provision or rule (whether of the State of Washington or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Washington to be applied.  In furtherance of the foregoing, the internal law of the State of Washington shall control the interpretation and construction of this Agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.  Each of the Parties hereto irrevocably consents to the exclusive jurisdiction and venue of any federal district court within King County, State of Washington in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Washington for such Persons and waives and covenants not to assert or plead any objection that they might otherwise have to such jurisdiction, venue and process.

9.9                                 Resolution of Conflicts; Arbitration.

(a)                                  In the event a dispute between the Parent, Merger Sub (or after the Effective Time, the Company), on the one hand, and the Shareholder Representative (or prior to the Effective Time, the Company), on the other hand, arising out of, or in connection with, any claims made pursuant to the provisions of Article VII or the Escrow Agreement with respect to any claim, including any claim with respect to the Escrow Fund, the Parties shall comply with the dispute resolution and arbitration procedures set forth in the Escrow Agreement.

(b)                                 In the event a dispute arises out of, or in connection with, this Agreement (other than with respect to a dispute described in clause (a) above) (each, a “Dispute”), the Parties agree to use the procedures set forth in this Section 9.9(b) to resolve such Dispute.

(i)                                     The Party seeking to raise such Dispute shall give written notice thereof (which notice shall describe briefly the nature of such Dispute) to the other Party.

(ii)                                  Within ten (10) days following the delivery of such notice, a meeting shall be held between the parties, attended by individuals from each Party with decision-making authority regarding such Dispute, to attempt in good faith to negotiate a resolution of such Dispute.

(iii)                               If the parties are unable to resolve such Dispute within thirty (30) days of such meeting, either the Parent or the Company may, by written notice to the other, demand arbitration of the matter in Dispute.  Within thirty (30) days of delivery of such written notice, the Parties shall refer the Dispute at issue to one (1) neutral arbitrator, who shall have experience in the internet industry and who shall be chosen by the Parent and the Company from the panel provided by the American Arbitration Association.  The decision of the arbitrator shall be binding and conclusive upon the parties to this Agreement.  Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction pursuant to Section 9.8.  Any such arbitration shall be held in King County, Washington under the commercial rules then in effect of the American Arbitration Association, provided that (i) the decision of the arbitrators shall be in accordance with the substantive laws of the State of Washington, and (ii) the arbitrators will render their award in writing and state the findings of fact and conclusions of law on which the award is based.

(iv)                              Notwithstanding the provisions of this Section 9.9(b), any Party may seek from any court having jurisdiction pursuant to the provisions of Section 9.8 any interim, provisional or injunctive relief that may be necessary to protect the rights or property of any Party or maintain the status quo before, during or after the commencement of the arbitration process set forth in this Section 9.9(b).

9.10                           Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

9.11                           Assignment.  No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties.  Following the Effective Time, the Surviving Corporation may assign any or all of its rights, interests and obligations hereunder to Parent or one or more direct or indirect wholly-owned subsidiaries of Parent so long as Parent agrees in writing to remain primarily liable for the obligations of the Surviving Corporation under this Agreement.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.12                           Additional Definitions.  As used in this Agreement, the following terms have the following meanings.

“Acquired Companies” means the Company and the Company Subsidiaries, collectively.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such first Person within the meaning of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Business Day” means any day other than a Saturday or Sunday or a day on which banks in Seattle, Washington are closed.

“Certificate” means a certificate which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Share Number” means, as of immediately prior to the Effective Time, the sum of (A) the number of shares of Company Common Stock then outstanding (other than any shares of Company Common Stock to be canceled pursuant to Section 1.8(c)), plus (B) the number of shares of Company Common Stock issuable upon exercise of then outstanding Company Stock Options (whether or not Vested), plus (C) the number of shares of Company Common Stock issuable upon exercise and/or conversion of then outstanding Company Common Warrants (whether or not Vested).

“Company Capital Stock” means Company Common Stock and Company Preferred Stock.

“Company Common Stock” means common stock of the Company, no par value per share.

“Company Common Warrant” means any Warrant to purchase Company Common Stock, whether or not Vested.

“Company Employee Plan” means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Acquired Companies or any ERISA Affiliate for the benefit of any Employee, and with respect to which the Acquired Companies or any ERISA Affiliate has or may have any liability or obligation.

“Company Preferred A Stock” means the Series A Preferred Stock of the Company, no par value per share.

“Company Preferred B Stock” means the Series B Preferred Stock of the Company, no par value per share.

“Company Preferred C Stock” means the Series C Preferred Stock of the Company, no par value per share.

“Company Preferred D Stock” means the Series D Preferred Stock of the Company, no par value per share.

“Company Preferred Stock” means, collectively, Company Preferred A Stock, Company Preferred B Stock, Company Preferred C Stock and Company Preferred D Stock.

“Company Preferred Warrant” means any Warrant to purchase Company Preferred Stock, whether or not Vested.

“Company Shareholder” means a shareholder of record of the Company, as determined in accordance with the stock transfer records of the Company.

“Company Stock Option” means any outstanding stock option to purchase Company Capital Stock, whether or not Vested, granted pursuant to the Company Stock Option Plans.

“Company Warrant” means any warrant to purchase Company Capital Stock, whether or not Vested.

“Contract” means any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect.

“DOL” means the Department of Labor.

“Employee” means any current or former or retired employee, consultant or director of the Acquired Companies or any ERISA Affiliate.

“Employee Agreement” means each management, employment, severance, change in control or consulting agreement, contract or understanding between any of the Acquired Companies or any ERISA Affiliate and any Employee.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each subsidiary of the Acquired Companies and any other person or entity under common control with the Acquired Companies within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

“Escrow Contributors” means the holders, as of the Effective Time, of Company Capital Stock, Company Warrants and Vested Company Stock Options.

“FMLA” means the Family Medical Leave Act of 1993, as amended.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Body” means any:

(a)                                  nation, province, state, county, city, town, village, district, or other jurisdiction of any nature;

(b)                                 federal, provincial, state, local, municipal, foreign, or other government;

(c)                                  governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

(d)                                 multi-national organization or body; or

(e)                                  body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“HSR Act” means the Hart-Scott-Rodino Anti-trust Improvements Act of 1976, as amended.

“Indebtedness” shall mean, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (other than advances for travel and lodging made in the ordinary course of business) to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid, (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such Person’s business), (vi) all capitalized lease obligations of such Person, (vii) all obligations of others secured by any Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (viii) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof), (ix) all letters of credit issued for the account of such Person (excluding letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business), and (x) all guarantees and arrangements having the economic effect of a guarantee of or by such Person of any Indebtedness of any other Person.

“Indemnity Claim” shall mean any claim for Losses pursuant to Section 7.2 of this Agreement.

“International Employee Plan” means each Company Employee Plan that has been adopted or maintained by the Company or any ERISA Affiliate, whether informally or formally, or with respect to which the Company or any ERISA Affiliate will or may have any liability, for the benefit of Employees who perform services outside of the United States.

“IRS” means the Internal Revenue Service.

“Key Employee” shall mean Michael Smith, Vinay Chaudhary, Norin Crawford, Satya Duggirala, Aaron Finn, Mike Grubb, Paul Keller, Eric Kolve, Teresa Kotwis, Ken Lesick, Gerald Lutz, Sally McKenzie, Bill Messing, Marc Miller, Geoff Schemmel, Dave Sliwa, Walter Turner (Julius W. Turner), Brian Tyyska and Jamie Lomas.

“Knowledge” means (a) with respect to the Company, the actual knowledge of the Acquired Companies’ chief executive officer, Vice President of Finance and Administration senior vice presidents, vice presidents, Richard Katz, Sanjay Anand, and officers having responsibility for such matter, and (b) with respect to Parent, the actual knowledge of Parent’s chief executive officer, chief financial officer and other officers and employees having responsibility for such matter.

“Legal Requirement” means, with respect to any Person, any law, statute, constitution, principle of common law, resolution, ordinance, code, edict, order, judgment, decree, injunction, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body and all judicial, quasi-judicial, administrative, quasi-administrative and arbitral judgments, orders (including injunctions) decisions or awards of any Governmental Body, including general principles of common law, civil law and equity, in each case having the force of law and binding on such Person or any of its property or assets.

“Lien” means, with respect to any property, any security interest, hypothecation mortgage, pledge, lien, restrictions, options to lease or purchase, claim, easement, defect in title, covenant, charge or other encumbrance in, of, or on such property or the income therefrom, including the interest of a vendor or lessor under a conditional sale agreement, capitalized lease obligation or other title retention agreement, and the filing of any financing statement or similar instrument under the Uniform Commercial Code or comparable law of any jurisdiction.

“Liquidation Amount” means, with respect to each share of Company Preferred Stock outstanding immediately prior to the Effective Time, the amount payable with respect to such share pursuant to the Company Charter upon a “Sale of the Corporation” (as such term is defined therein).

“Material Adverse Effect” means, when used in connection with a Person as of a particular time, any adverse change, event, circumstance, effect, inaccuracy or violation (collectively, “Change”), including, without limitation, (i) any litigation related to the business, assets, liabilities, condition (financial or otherwise), or results of operations of such person,

(ii) any loss or change in relationship with any employees, suppliers, customers, distributors or business affiliates, or (iii) any failure to keep intact or renew any agreements with any such parties, in each such case that, individually, or when aggregated with other changes, events, violations, inaccuracies, circumstances or effects, is, or is reasonably expected to be, materially adverse to the business, assets, prospects, liabilities, condition (financial or otherwise), results of operations of such person as of or following such time and such person’s subsidiaries, taken as a whole, or the ability of such person to consummate the merger; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) any Change resulting from compliance with the terms and conditions of this Agreement, the Transaction Agreement or any Ancillary Agreement; (ii) any Change or effect that results or arises from changes affecting the internet or any industries in which Company operates generally or the United States economy generally (which Changes in each case do not disproportionately affect Company in any material respect); (iii) any Change resulting from the pendency or announcement of the proposed transaction or any other transactions contemplated hereby (including, without limitation, any cancellation or deferral of product or service orders or renewals by customers); or (iv) any Change that results or arises from changes affecting general worldwide economic or capital market conditions (which Changes in each case do not disproportionately affect Company in any material respect).

“Merger Cash” means cash consideration paid or payable pursuant to Section 1.8(a).

“Multiemployer Plan” means any “Pension Plan” which is a “multiemployer plan,” as defined in Section 3(37) of ERISA.

“Offering Memorandum” means the Confidential Information Memorandum, prepared on behalf of the Company by SG COWEN & CO., LLP.

“Option and Warrant Exercise Proceeds” means cash in an amount equal to the sum of (A) with respect to Company Stock Options and Company Warrants exercised after the date of this Agreement and before the Effective Time, the amount of any cash paid or required to be paid to the Company upon the exercise of such Company Stock Options or Company Warrants, plus (B) the amount of any cash that would be payable to the Company if all Company Stock Options and Company Warrants outstanding immediately prior to the Effective Time that remain issued and outstanding immediately prior to the Effective Time were fully exercised.

“Option Exchange Ratio” means the quotient obtained by dividing (A) the Per Share Stock Price by (B) the Parent Stock Price.

“Option Shares” means the shares of Parent Common Stock issued or issuable pursuant to the exercise of Unvested Company Stock Options under Section 1.8(e).

“Ordinary Course of Business” means an action taken by a Person only if: (A) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and (B) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person.

“Organizational Documents” means: (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

“Parent Common Stock” means common stock of Parent, $0.0001 par value per share.

“Parent Stock Price” means the lesser of (A) $9.65, and (B) the average closing price of Parent Common Stock on The Nasdaq National Market over the five trading days up to and including the Closing Date.  In the event that Parent at any time between the date of this Agreement and the Effective Time declares or pays any dividend on Parent Common Stock payable in Parent Common Stock or in any right to acquire Parent Common Stock, or effects a subdivision of the outstanding shares of Parent Common Stock into a greater number of shares of Parent Common Stock (by stock dividends, combinations, splits, recapitalizations and the like), or in the event the outstanding shares of Parent Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Parent Common Stock, which dividend, subdivision or other action would become effective during the five trading days during which the Parent Stock Price is calculated, then the Parent Stock Price shall be appropriately adjusted.

“Pension Plan” means each Company Employee Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

“Per Share Stock Price” means the quotient (rounded to the nearest ten-thousandth of a cent) obtained by dividing (A) the excess of (i) the Purchase Price over (ii) the aggregate amount of Merger Cash payable with respect to each share of Company Preferred Stock pursuant to Section 1.8(a)(i) (including amounts payable with respect to shares of Company Preferred Stock underlying Company Preferred Warrants outstanding immediately prior to the Effective Time) by (B) the Common Share Number.

“Permitted Lien” means (A) Liens for Taxes and other governmental charges and assessments which are not yet due and payable, (B) Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen and other like Liens arising in the Ordinary Course of Business for sums not yet due and payable and (C) other Liens or imperfections on property which are not material in amount, do not interfere with, and are not violated by the consummation of the transactions contemplated by, this Agreement, and do not materially detract from the value or marketability of, or materially impair the existing use of, the property affected by such lien or imperfection.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Purchase Price” means (A) $128,000,000.00 plus (B) the Option and Warrant Exercise Proceeds, less (C) the Transaction Expense Excess Amount.

“Restricted” means, with respect to shares of Company Capital Stock, that such shares are subject to a right of repurchase, forfeiture or divestment in favor of the party that issued such shares.

“Supporting Shareholder” means those Company Shareholders listed on the Supporting Shareholders Schedule and who collectively own, beneficially and of record, a majority of the outstanding shares of each class of capital stock of the Company.

“Transaction Agreements” means this Agreement, the Voting Agreements and Irrevocable Proxies and the Escrow Agreement.

“Transaction Expense Excess Amount” means the difference of the Transaction Expenses less $2,500,000.00; provided that if such difference is a negative number, the Transaction Expense Excess Amount shall be deemed to be zero.

“Transaction Expenses” means (x) any and all transaction expenses of the Company or any of its Subsidiaries incurred in connection with or related to the preparation, negotiation, execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby, including, without limitation, any performance bonuses granted by an Acquired Company in connection with the Merger as well as the aggregate amount of fees and expenses charged to the Company or any of its Subsidiaries in connection with the Merger or the other transactions contemplated hereby by S.G. Cowan, Wilson Sonsini Goodrich & Rosati, Professional Corporation and Deloitte & Touche LLP (“Transaction Related Expenses”), subject to Company receipt, prior to the Closing Date, of invoices or vendor estimates for the Transaction Related Expenses and a certificate of the Company’s Vice President of Finance and Administration that such invoices and vendor estimates are complete and accurate and reflect all of the Transaction Related Expenses plus (y) up to seventy-five thousand dollars ($75,000) of the amount payable by the Acquired Companies in respect of the contract set forth on Section 7.2(a)(iv) of the Company Disclosure Schedule.

“Transactions” means any and all of the actions or transactions contemplated by this Agreement and the other Transaction Agreements, including the Merger.

“Unrestricted” means, with respect to shares of Company Capital Stock, that such shares are not Restricted.

“Unvested Company Stock Option” means a Company Stock Option outstanding at the Effective Time solely to the extent that such option is not Vested at such time (and solely with respect to the shares underlying such option that are not Vested at such time).

“Vest” or “Vesting” means, with respect to an option or warrant, such option or warrant being or becoming exercisable for shares of Company Capital Stock or Option Shares that would be Unrestricted; and “Vested”, with respect to an option or warrant, refers to the shares underlying the portion of such option or warrant that is exercisable for shares of Company Capital Stock or Option Shares that would be Unrestricted.

“Vested Company Stock Option” means a Company Stock Option outstanding as of the Effective Time solely to the extent that such option is Vested at such time (and solely with respect to the shares underlying such options that are Vested at such time).

“WBCA” means the Washington Business Corporations Act (Title 23B of the Revised Code of Washington).

*****

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

UNITED ONLINE, INC.

By:	/s/ FREDERIC A. RANDALL, JR.

Name:	Frederic A. Randall, Jr.

Title:	Executive Vice President and General Counsel

MARINER ACQUISITION CORP.

By:	/s/ FREDERIC A. RANDALL, JR.

Name:	Frederic A. Randall, Jr.

Title:	Executive Vice President and General Counsel

Signature Page to Agreement and Plan of Merger

CLASSMATES ONLINE, INC.

By:	/s/ MICHAEL J. SMITH

Name:	Michael J. Smith

Title:	President and Chief Executive Officer

Signature Page to Agreement and Plan of Merger